EXHIBIT 10.2

LOAN AGREEMENT

among

KIMCO CAPITAL SPARTAN, LLC,
as Agent and Lender

and

SPARTAN STORES, INC.,
as Borrower

Dated: December 23, 2003

LOAN AGREEMENT

          This LOAN AGREEMENT, dated as of December 23, 2003, is among Spartan Stores, Inc., a Michigan corporation ("Borrower"), and Kimco Capital Spartan, LLC, a Delaware limited liability company ("Kimco"), in its individual capacity as a Lender and as agent for all Lenders (this and all other capitalized terms used herein are defined in Section 1.1 below).

PRELIMINARY STATEMENT:

          A.          Borrower desires to borrow up to $20,000,000 from Lenders, which amount will be used by Borrower for working capital and other general corporate purposes.

          B.          Lenders have agreed to make the Loans upon the terms and subject to the conditions herein set forth.

          NOW THEREFORE, it is agreed as follows:

ARTICLE I

DEFINITIONS AND DETERMINATIONS

          1.1          Definitions. As used in this Loan Agreement and in the other Loan Instruments, unless otherwise expressly indicated herein or therein, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of the terms defined):

          Accountants: Deloitte & Touche or any other nationally recognized independent certified public accounting firm selected by Borrower or any regionally recognized independent certified public accounting firm selected by Borrower and reasonably satisfactory to Agent.

          Accounts: as to Borrower and each Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card. The term "Accounts" as used herein shall include, without limitation, Credit Card Receivables.

          Accounting Changes: as defined in Section 1.3.

          ADA: the Americans with Disabilities Act of 1990, as amended, any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

          Adjusted Total Debt: at any time, an amount calculated as follows: add (i) the Principal Balance, plus (ii) the total amount of all prior regularly scheduled payments of the Principal Balance of the Term Loan provided for under this Loan Agreement that have been paid, plus (iii) the Congress Principal Balance, plus (iv) Congress Availability Amount.

          Advance: any advance of the Revolving Loan.

          Affiliate: with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes ( any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, ( any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and ( any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

          Agent: Kimco, as agent for the Lenders.

          Annual Financial Statements: as defined in subsection 6.4.2.

          Assignee: any Person to which a Loan Assignment is made in compliance with the provisions of subsection 10.1.1.

          Assignment and Acceptance: an assignment and acceptance agreement to be executed in connection with each Loan Assignment, in form and substance satisfactory to Agent.

          Available Borrowing Amount: at any time, an amount calculated as follows: (i) the Combined Maximum Borrowing Amount, minus (ii) the Adjusted Total Debt.

          Bankruptcy Code: the United States Bankruptcy Code and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

          Borrower Collateral Assignment of Leases: the collateral assignment of the Lease Interests of Borrower executed by Borrower in favor of Agent in form and substance acceptable to Agent.

          Borrower: as defined in the Preamble to this Loan Agreement.

          Borrower Competitor: any Person (or any Affiliate of such Person) which operates in the same, or a substantially similar type of business as Borrower's primary lines of business, and is a competitor to Borrower in such type of business.

          Borrower Environmental Certificate: the Environmental Certificate and Indemnity Agreement executed by Borrower in form and substance acceptable to Agent.

          Borrower Equity Interests: all of the issued and outstanding stock and warrants, options and other rights to acquire stock in Borrower.

          Borrower Lease Interests: all of the right, title and interest of Borrower as the lessee, sublessee, licensee or occupant under each of the Leases.

          Borrower's Obligations: (i) any and all Indebtedness due or to become due, whether contingent or otherwise, now existing or hereafter arising, of Borrower to Lenders and/or Agent pursuant to the terms of this Loan Agreement or any other Loan Instrument, including, without limitation, the Loan Fee, and (ii) the performance of the covenants of Borrower contained in the Loan Instruments.

          Borrower Security Agreement: the security agreement executed by Borrower in favor of Agent in form and substance reasonably acceptable to Agent.

          Business Day: any day other than a Saturday, Sunday or other day on which banks in the State of New York, are required or authorized to close.

          Business Insurance: such property, casualty, liability, business interruption and other insurance as is required to be maintained by Borrower pursuant to Section 6.7 of this Loan Agreement.

          Cap Amount: an amount which is (i) as of the Closing Date, $40,000,000 and (ii) which shall be, from time to time after the Closing Date, (A) appropriately and proportionately adjusted downward as the result of any asset sales, casualties, condemnations or other events or occurrence which result in a reduction or diminution of the fair market value of the Eligible Real Property from that existing as of the Closing Date (with such fair market value being determined as contemplated in the definition of "Fixed Asset Availability" set forth below), (B) adjusted upward by the amount of the applicable Mortgaged Property Value (as determined by Agent in accordance with Section 6.16) of any Mortgaged Property which is acquired by Obligors after the Closing Date in accordance with Section 6.16 and as to which the requirements of Section 6.16 have been satisfied and (C) adjusted, as applicable, to reflect any change in the value of any Mortgaged Property which is reflected in a professional written appraisal which has been accepted by Agent in its sole and absolute, but good faith, discretion as provided for in the definition of Mortgaged Property Value set forth in this Loan Agreement.

          Capital Expenditures: shall have the meaning ascribed to such term in the Congress Loan Agreement as the same is in effect as of the date of this Loan Agreement.

          Capital Stock: shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

          Capitalized Lease: any lease of Property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

          Cash Equivalents: shall mean, at any time, (i) any evidence of Debt with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (ii) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower or any Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (vi) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

          Casualty: any loss, damage, destruction or other casualty to all or any portion of the Collateral.

          Casualty Proceeds: all proceeds of all insurance policies in force or effect insuring all or any portion of the Collateral payable as the result of any Casualty.

          Closing: the initial disbursement of the Loans.

          Closing Certificate: a Closing Certificate signed by Borrower and each Guarantor, in form and substance acceptable to Agent.

          Closing Date: the date of the Closing.

          Code: the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

          Collateral:          All existing and after acquired Property of Borrower and each Guarantor, of every nature, kind or description, wherever located, including, without limitation, each of the following:

          (i)           all Accounts,

          (ii)           all goods, including, without limitation, all Inventory and Equipment,

          (iii)           all general intangibles, including, without limitation, all Intellectual Property (as defined in the Congress Loan Agreement as in effect as of the date of this Loan Agreement);

          (iv)           all Credit Card Receivables;

          (v)           all Prescription Files and other books and records;

          (vi)          all Fixtures;

          (vii)           the Lease Interests,

          (viii)          the Owned Real Properties and all other real property and real estate fixtures;

          (ix)           all chattel paper, including without limitation, all tangible and electronic chattel paper;

          (x)           all instruments, including without limitation, all promissory notes;

          (xi)           all documents;

          (xii)           all cash and deposit accounts;

          (xiii)          all letters of credit, bankers acceptances and similar instruments and including all letter of credit rights;

          (xiv)           all supporting obligations and all present and future liens, security interest, rights, remedies, title and interest to and in respect of Accounts and other Collateral including (A) rights and remedies under or relating to guarantees, contracts or suretyship, letters of credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including return, repossessed and reclaimed goods, and (D) deposits by and property of any account debtors or any other person securing the obligations of account debtors;

          (xv)          the Guarantor Equity Interests,

          (xvi)           all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to the Agent, or any Lender and their respective affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor whether for safekeeping, pledge, custody, transmission, collection or otherwise;

          (xvii)           all commercial tort claims; and

          (xviii)           all proceeds and products of all of the foregoing, in any form, including insurance proceeds and any claims against third parties for loss or damage to or destruction of or other voluntary conversion of any kind or nature of any or all of the other Collateral.

          Except as expressly defined herein, all terms used in this definition of Collateral which are defined in the Uniform Commercial Code as in effect in the State of New York shall have the same meaning as in the Uniform Commercial Code as in effect in the State of New York.

          Collateral Assignments of Leases: collectively, the Borrower Collateral Assignment of Leases and the Guarantors Collateral Assignment of Leases.

          Combined Maximum Borrowing Amount: at any time, an amount calculated as follows: (i) the sum of (A) the Maximum Real Estate Borrowing Amount, plus (B) the Maximum Inventory Borrowing Amount, plus (C) the Maximum Accounts Borrowing Amount, plus (D) the Maximum Credit Card Receivables Borrowing Amount, plus (E) the Maximum Prescription File Borrowing Amount, minus (ii) Congress Reserves (except for any Congress Reserves established in accordance with, and as contemplated under, Section 7.18 of this Loan Agreement); provided, however, that, in no event shall any Collateral which is subject to, or encumbered by, a Lien which secures Permitted Purchase Money Debt (other than any Leases which are Capitalized Leases, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself), be used in determining the Combined Maximum Borrowing Amount and such Combined Maximum Borrowing Amount shall be deemed to exclude any amounts attributable to the value of any such Collateral which is subject to, or encumbered by, a Lien which secures Permitted Purchase Money Debt (other than any Leases which are

Capitalized Leases, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself).

          Commitments: for any Lender, the Revolving Loan Commitment and the Term Loan Commitment of such Lender.

          Condemnation: any condemnation or other exercise by any Governmental Body of the powers of eminent domain pertaining to all or any portion of the Collateral.

          Condemnation Proceeds: all present and future judgments, awards of damages and settlements made as a result or in lieu of any Condemnation, or for any damage to or diminution in value of any Collateral as a result of any Condemnation.

          Congress Agent: Congress Financial Corporation (Central), as agent for the Congress Lenders, or any successor to such party in such capacity.

          Congress Availability Amount: at any time, the maximum additional amount, in excess of the then current Congress Principal Balance, which Borrower and Guarantors, collectively, could, in the aggregate, be entitled to actually borrow under the Congress Loan taking into account (i) the Congress Reserves, (ii) the Congress Principal Balance and (iii) any other items or matters which determine or affect such amount pursuant to the Congress Loan Instruments.

          Congress Lenders: the lenders, from time to time, with respect to the Congress Loan.

          Congress Liens: the first priority Liens in the Collateral, other than the Lease Interests, and the second priority Lien in the Lease Interests, granted to Congress Agent pursuant to the Congress Loan Instruments.

          Congress Loan: that certain loan from Congress Lenders to Borrower and certain of the Guarantors in an original principal amount not to exceed $170,000,000 (subject to the maintenance of the minimum Excess Availability (as defined in the Congress Loan Agreement as in effect on the date hereof) amount contemplated in Section 9.20 of the Congress Loan Agreement (as in effect on the date hereof) and any reserves or holdbacks provided for under the Congress Loan Agreement) made pursuant to the Congress Loan Instruments and secured by the Congress Liens.

          Congress Loan Agreement: that certain Loan and Security Agreement of even date herewith between Congress Agent, Congress Lenders, Borrower and the Guarantors with respect to the Congress Loan.

          Congress Loan Default: an event of default by Borrower or the Guarantors under the Congress Loan Instruments or otherwise with respect to the Congress Loan as the same may be, subject to the terms of the Inter-Creditor Agreement, amended, modified, supplemented or restated.

          Congress Loan Incipient Default: any event or condition which, with the giving of notice or the lapse of time, or both, would become a Congress Loan Default.

          Congress Loan Instruments: the Congress Loan Agreement and such other notes, security agreements, pledge agreements, mortgages, deeds of trust, collateral documents and other documents or instruments relating to the Congress Loan or the Congress Liens, as the same may be, subject to the terms of the Inter-Creditor Agreement, amended, modified, supplemented or restated.

          Congress Principal Balance: the unpaid principal balance of the Congress Loan outstanding from time to time.

          Congress Junior Lease Interests Lien: the second priority Lien in the Lease Interests granted to Congress Agent pursuant to the Congress Loan Instruments which is subordinate to the Security Interests.

          Congress Reserves: the aggregate amount of the actual reserves, holdbacks or similar items required under the Congress Loan Instruments which shall not be subject to borrowing by Borrower or Guarantors under the Congress Loan.

          Credit Card Agreements: all agreements now or hereafter entered into by Borrower or any Guarantor for the benefit of Borrower or any Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on the applicable schedule with respect to certain particular enumerated "Credit Card Agreements" set forth in the definition of "Credit Card Agreements" in the Congress Loan Agreement.

          Credit Card Issuer: any Person (other than Borrower or a Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

          Credit Card Processor: any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to Borrower's or any Guarantor's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

          Credit Card Receivables: collectively, (i) all present and future rights of Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit card or debit card and (ii) all present and future rights of Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

          Debt: of any Person means, without duplication (i) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments (including, without limitation, Borrower's Obligations and Permitted Senior Debt), (ii) all obligations of such Person as lessee under Capitalized Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (iii) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (iv) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (v) all obligations, contingent or otherwise, with respect to the available face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, and (vi) all guaranties of any of the foregoing.

          Debt to be Refinanced: all Debt owed by Borrower or any Guarantor immediately prior to Closing other than the Permitted Senior Debt.

          Default Rate: with respect to (i) the Term Loan Portion and all of the other of Borrower's Obligations, other than the Revolving Loan Portion, a per annum rate equal to the Term Loan Rate plus 2% per annum and (ii) the Revolving Loan Portion, a per annum rate equal to the Revolving Loan Rate plus 2% per annum.

          Default Rate Period: a period of time commencing on the date that an Event of Default has occurred and ending on the date that such Event of Default is cured or waived.

          Distribution Division: shall mean, collectively, the following (together with their respective successors and assigns): (i) Spartan Stores, Inc., a Michigan corporation; (ii) Spartan Stores Associates, LLC, a Michigan limited liability company; (iii) Spartan Stores Distribution, LLC, a Michigan limited liability company; (iv) Valley Farm Distributing Co., an Ohio corporation; and (v) Market Development Corporation, a Michigan corporation.

          Dollar: lawful currency of the United States.

          EBITDA: shall have the meaning ascribed to such term in the Congress Loan Agreement as the same is in effect as of the date of this Loan Agreement.

          Eligible Accounts: shall mean such Accounts deemed or determined to be "Eligible Accounts" in accordance with the terms and provisions of the Congress Loan Instruments. To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

          Eligible Credit Card Receivables: shall mean such Credit Card Receivables deemed or determined to be "Eligible Credit Card Receivables" in accordance with the terms and provisions of the Congress Loan Instruments. To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Credit Card Receivables that are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

          Eligible Equipment: shall mean such Equipment deemed or determined to be "Eligible Equipment" in accordance with the terms and provisions of the Congress Loan Instruments. To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

          Eligible Inventory: shall mean such Inventory deemed or determined to be "Eligible Inventory" in accordance with the terms and provisions of the Congress Loan Instruments. To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

          Eligible Prescription Files: shall mean such Prescription Files deemed or determined to be "Eligible Prescription Files" in accordance with the terms and provisions of the Congress Loan Instruments. To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Prescription Files that are not Eligible Prescription Files shall nevertheless be part of the Collateral.

          Eligible Real Property: shall mean such Real Property deemed or determined to be "Eligible Real Property" in accordance with the terms and provisions of the Congress Loan Instruments (but in no event shall it include any Leases, Leased Properties or Leased Interests). To the extent that the Congress Loan Instruments shall have terminated or cease to be of any force or effect, (i) such determination shall thereafter be made in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election. Any Real Property that is not Eligible Real Property shall nevertheless be part of the Collateral.

          Environmental Audit: (i) a Phase I audit report pursuant to ASTM current standards with respect to an Owned Real Property and such other studies and reports as Lender reasonably deems necessary after review of the results of such Phase I audit, including, if required by Lender, soil and ground water tests, each such report and study to be in form and content and issued by Persons reasonably acceptable to Lender and (ii) a letter from each Person issuing each such report or study entitling Lender to rely thereon.

          Environmental Certificates: collectively, the Borrower Environmental Certificate and the Guarantors Environmental Certificate.

          Environmental Laws: any and all federal, state and local laws that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 USC §9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C. §1802 et seq.), the Resources Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7901 et seq.), the National

Environmental Policy Act (42 U.S.C. §4231, et seq.), the Refuse Act (33 U.S.C. §407, et seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

          Equipment: as to Borrower and each Guarantor, all of such Borrower's and Guarantor's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

          Equity Instruments: collectively, (i) the certificate of formation/incorporation/limited partnership of Borrower and each Guarantor and (ii) the by-laws/operating agreement/partnership agreement of Borrower and each Guarantor.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations issued thereunder, as in effect from time to time.

          ERISA Affiliate: any Person who is a member of a group which is under common control with Borrower or any Guarantor, who together with Borrower or any Guarantor is treated as a single employer within the meaning of Section 414(b),(c), and (m) of the Code.

          Event of Default: any of the Events of Default set forth in Section 8.1.

          Excess Interest: as defined in subsection 2.5.1(c).

          Fixed Asset Availability: the amount equal to the lesser of:

          (a) the Cap Amount; or

          (b) the sum of:

          (i) sixty (60%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable (to Congress Agent in accordance with the Congress Loan Instruments) appraisal (or acceptable updates of existing appraisals) of such Real Property received by Congress Agent in accordance with the Congress Loan Instruments, provided that a copy of such applicable appraisal or update has also been received by Agent (or to the extent that the Congress Loan Documents shall have terminated or not be of any force or effect, as received by Agent and as acceptable to Agent), plus

          (ii) eighty-five (85%) percent of the forced liquidation value of the Eligible Equipment as set forth in the most recent acceptable (to Congress Agent in accordance with the Congress Loan Instruments) appraisal (or acceptable updates of existing appraisals) of such Equipment received by Congress Agent in accordance with the Congress Loan Instruments, provided that a copy of such applicable appraisal or update has also been received by Agent (or to the extent that the Congress Loan Documents shall have terminated or not be of any force or effect, as received by Agent and as acceptable to Agent), net of estimated liquidation expenses, costs and commissions.

          Fixtures: all of the fixtures now or hereafter located at or used or useful in connection with the ownership and operation of the buildings and other improvements located on a parcel of Owned Real Property, including all heating, ventilating and air conditioning equipment and all other items used to supply heat, gas, air conditioning, water, light, electricity, power, plumbing, refrigeration, sprinkling, ventilation and other related services, but excluding trade fixtures and other movable Property of Borrower or any Guarantor not included in the foregoing.

          Funding Date: the date of disbursement of any Advance, which shall be a Business Day.

          GAAP: generally accepted accounting principles as in effect from time to time, which shall include but shall not be limited to the official interpretations thereof by the Financial Accounting Standards Board or any successor thereto.

          Good Funds: United States Dollars available in Federal funds to Agent at or before 12:00 P.M., prevailing Eastern time, on a Business Day.

          Governmental Body: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

          Guarantor: each of the following, individually: (i) Spartan Stores Distribution, LLC, a Michigan corporation, (ii) JFW Distributing Company, a Michigan corporation, (iii) LLJ Distributing Company, a Michigan corporation, (iv) United Wholesale Grocery Company, a Michigan corporation, (v) Market Development Corporation, a Michigan corporation, (vi) Spartan Stores Associates, LLC, (vii) Family Fare, LLC, (viii) MSFC, LLC, (ix) Seaway Food Town, Inc., a Michigan corporation, (x) The Pharm of Michigan, Inc., a Michigan corporation, (xi) Valley Farm Distributing Co., an Ohio corporation, (xii) Gruber's Food Town, Inc., a Michigan corporation, (xiii) Gruber's Real Estate, LLC, a Michigan limited liability company, (xiv) Prevo's Family Markets, Inc., a Michigan corporation, (xv) Custer Pharmacy, Inc., a Michigan corporation, Spartan Stores Holding Inc., a Michigan corporation, SI Insurance Agency, Inc., a Michigan corporation and Buckeye Real Estate Management Co., an Ohio corporation (the foregoing are referred to, collectively, as the "Guarantors").

          Guarantors Collateral Assignment of Leases: collectively, the collateral assignments of the Lease Interests of Guarantors executed by Guarantors in favor of Agent in form and substance acceptable to Agent.

          Guarantors Environmental Certificate: the Environmental Certificate and Indemnity Agreement executed by each Guarantor in form and substance acceptable to Agent.

          Guarantors Equity Interests: all of the issued and outstanding stock, partnership interests, membership interests or other equity interests in each Guarantor and all warrants, options and other rights to acquire any stock, partnership interests, membership interests or other equity interests in each Guarantor.

          Guarantors Lease Interests: all of the right, title and interest of any Guarantor as the lessee, sublessee, licensee or occupant under each of the Leases .

          Guarantors' Obligations: (i) any and all Indebtedness due or to become due, whether contingent or otherwise, now existing or hereafter arising, of the Guarantors to Lenders and/or agent pursuant to the terms of this the Guaranty or any other Loan Instrument and (ii) the performance of the covenants of the Guarantors contained in the Loan Instruments.

          Guarantors Security Agreement: the security agreement executed by each Guarantor in favor of Agent in form and substance acceptable to Agent.

          Guaranty: an unconditional guaranty of payment and performance of Borrower's Obligations executed by each Guarantor in favor of Agent and Lenders, as the same may be amended, modified, supplemented or restated from time to time.

          Hazardous Materials: any hazardous, toxic or dangerous waste, substance or material defined as such in, regulated by or for purposes of any Environmental Law.

          Headquarters Facility: the Mortgaged Property located in Grand Rapids, Michigan which is currently used as Borrower's headquarters and main distribution facility and which is indicated as "Headquarters Facility" on Schedule 1.1(A).

          Incipient Default: any event or condition which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

          Instruments: collectively, the (i) Loan Instruments and the (ii) Congress Loan Instruments.

          Interest Expense: for any period, the interest accrued during such period on the Debt of Borrower.

          Inter-Creditor Agreement: an inter-creditor agreement between Agent and Congress in form and substance acceptable to Agent.

          Inventory: as to Borrower and each Guarantor, all of such Borrower's and Guarantor's now owned and hereafter existing or acquired goods, wherever located, which (i) are leased by such Borrower or Guarantor as lessor; (ii) are held by such Borrower for sale or lease or to be furnished under a contract of service; (iii) are furnished by such Borrower or Guarantor under a contract of service; or (iv) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

          Kimco: as defined in the Preamble to this Loan Agreement.

          Landlord: each lessor under each Lease.

          Landlord's Agreement: an to be executed by each Landlord in substantially the form attached hereto as Schedule 1.1(B) or otherwise in form and substance reasonably satisfactory to Agent.

          Leases: collectively, each present or future lease, sublease, license or occupancy agreement with respect to real property under which Borrower or any Guarantor is the lessee, sublessee, licensee or occupant (any of such Leases, individually, is referred to as a "Lease").

          Lease Interests: collectively, the Borrower Lease Interests and the Guarantors Lease Interests (any of such Lease Interests, individually, is referred to as a "Lease Interest").

          Lease Interest Proceeds: the net proceeds received by an Obligor from any Permitted Lease Interest Transaction (other than any proceeds received in connection with any sublease of a Leased Property).

          Lease Interest Value: with respect to all of the Lease Interests, taken as a whole, the amount reflected as the aggregate value thereof on Schedule 1.1(C) attached hereto, provided, however, that such amount shall be subject to adjustment from, time to time, as follows (and, upon any such adjustment, such amount shall be as so adjusted from time to time): (i) in the event of the entry into or acquisition by Obligors of a new Major Lease in accordance with Section 6.17 of this Loan Agreement, such amount shall be increased to an amount determined by Agent in accordance with said Section 6.17 to reflect the additional value of such new Major Lease and (ii) in the event that any Lease is terminated, sold, assigned, subleased or otherwise disposed of, including, without limitation pursuant to a Permitted Lease Interest Transaction, such amount may, at Agent's discretion, be appropriately adjusted as determined by Agent (in a written notice provided to Borrower), in Agents sole and absolute but good faith discretion, to reflect the occurrence of such event.

          Leased Property: any real estate which is the subject of a Lease. Each Leased Property, as of the Closing Date, is identified on Schedule 1.1(D) attached hereto.

          Lenders: the entities named on Schedule 1.1(E) and each Assignee thereof.

          Licenses: all licenses, permits, consents, approvals and authorizations issued by any Governmental Body.

          Lien: any mortgage, deed of trust, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement.

          Loan Agreement: this Loan Agreement and any amendments, modifications, supplements or restatements hereto or hereof.

          Loan Assignment: as defined in subsection 10.1.1.

          Loan Fee: the fee to be paid by Borrower to Agent in accordance with subsection 2.5.3.

          Loan Instruments: collectively, this Loan Agreement, the Notes, the Guaranty, the Security Instruments, the Closing Certificate, the Solvency Certificate, the Environmental Certificates, the Post-Closing Environmental Agreement, Uniform Commercial Code financing statements required by Agent or Lenders and such other documents, instruments and agreements as Agent or Lenders may require in connection with the transactions contemplated by this Loan Agreement, all in form and substance acceptable to Agent and Lenders.

          Loan Year: a period of time from the Closing Date or any anniversary of the Closing Date to the immediately succeeding anniversary of the Closing Date.

          Loans: collectively, the Revolving Loan and the Term Loan.

          Major Lease: any Lease which either (i) is listed on Schedule 1.1(F) attached hereto or (ii) as to which Agent and Borrower agree in writing, after the date of this Loan Agreement, that such Lease shall be deemed a Major Lease.

          Material Adverse Effect: (i) a material adverse effect upon the business, operations, Property, profits or financial condition of Borrower and Guarantors taken as a whole or upon the validity, enforceability or priority of the Security Interests or (ii) a material impairment of the ability of Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce, against Borrower or any Guarantor, or to collect, any of Borrower's Obligations or Guarantors' Obligations.

          Maturity Date: the earlier of (i) December 23, 2007, (ii) the date on which repayment in full of the Congress Principal Balance is made or (iii) the date on which the payment of Borrower's Obligations are accelerated pursuant to this Loan Agreement.

          Maximum Accounts Borrowing Amount: at any time, an amount calculated as follows: multiply (A) the total Eligible Accounts by (B) 85%.

          Maximum Credit Card Receivables Borrowing Amount: at any time, an amount calculated as follows: multiply (A) the total Eligible Credit Card Receivables by (B) 85%.

          Maximum Distribution Division Inventory Amount: at any time, an amount which is the lesser of:

                    (1) the product of (A) 82% multiplied by (B) the Value of the Eligible Inventory of the Distribution Division; or

                    (2) the product of (A) 92% of the Net Recovery Percentage for the Inventory of the Distribution Division multiplied by (B) the Value of the Eligible Inventory of the Distribution Division.

          Maximum Inventory Borrowing Amount: at any time, an amount calculated as follows: add (A) the Maximum Retail Division Inventory Amount plus (B) the Maximum Distribution Division Inventory Amount plus (C) the Maximum United Wholesale Division Inventory Amount.

          Maximum Prescription File Borrowing Amount: at any time, the amount of Prescription File Availability.

          Maximum Rate: as defined in subsection 2.5.1(c).

          Maximum Real Estate Borrowing Amount: at any time, an amount that is the sum of the following: (i) the product of multiplying (A) the amount of the aggregate Mortgaged Property Values of the then existing Mortgaged Properties by (B) 15%; plus (ii) the product of multiplying (X) the Lease Interest Value by (Y) 75%; and plus (iii) the amount of the Fixed Asset Availability.

          Maximum Retail Division Inventory Amount: at any time, an amount which is the lesser of:

                    (1) the product of (A) 72% multiplied by (B) the Value of the Eligible Inventory of the Retail Division; or

                    (2) the product of (A) 92% of the Net Recovery Percentage for the Inventory of the Retail Division multiplied by (B) the Value of the Eligible Inventory of the Retail Division.

          Maximum Revolving Loan Commitment: $5,000,000.

          Maximum United Wholesale Division Inventory Amount: at any time, an amount which is the lesser of:

                    (1) the product of (A) 82% multiplied by (B) the Value of the Eligible Inventory of the United Wholesale Division; or

                    (2) the product of (A) 92% of the Net Recovery Percentage for the Inventory of the United Wholesale Division multiplied by (B) the Value of the Eligible Inventory of the United Wholesale Division.

          Mortgaged Properties: collectively, each current or future Owned Real Property, the buildings and other improvements now or hereafter located thereon, the Fixtures now or hereafter located thereon and any rights to any Mortgaged Property Leases with respect thereto which now or hereafter are subject to the Lien of a Mortgage (each of such Mortgaged Properties, individually, is referred to as a "Mortgaged Property"). The Mortgaged Properties as of the Closing Date are identified on Schedule 1.1(A) attached hereto.

          Mortgaged Property Leases: collectively, each present or future lease, sublease, license or occupancy agreement with respect to any Mortgaged Property under which Borrower or any Guarantor is the lessor, sublessor or licensor (any of such Mortgaged Property Leases, individually, is referred to as a "Mortgaged Property Lease").

          Mortgaged Property Value: with respect to each Mortgaged Property, the amount reflected as the value thereof on Schedule 1.1(A) attached hereto (as such Schedule 1.1(A) may be deemed modified in accordance with Section 6.16 of this Loan Agreement), provided, however, that in the event that, from time to time after the Closing Date, Agent obtains or is provided with a professional written appraisal of the value of any Mortgaged Property which indicates a different value therefor and such appraisal is acceptable to Agent in its sole and absolute, but good faith, discretion (as indicated in a written instrument signed by Agent indicating such acceptance by Agent) then such amount shall be the amount indicated in such acceptable appraisal.

          Mortgages: collectively, each mortgage or deed of trust executed by Borrower or any Guarantor in favor of Agent pertaining to the Mortgaged Property identified therein, as the same may be amended, modified, supplemented or restated from time to time (each of the Mortgages, individually, is referred to as a "Mortgage").

          Net Recovery Percentage: the fraction, expressed as a percentage, as to Inventory,  the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time, as to Inventory of the Retail Division, on a "going-out-of-business sale" basis, and as to Inventory of the Distribution Division and the United Wholesale Division, on a "net orderly liquidation value" basis as set forth in the most recent acceptable appraisal of Inventory received by Congress Agent in accordance with the Congress Loan Instruments, in each case, net of operating expenses, liquidation expenses and commissions, and the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

          Notes: collectively, the Term Loan Notes and the Revolving Loan Notes.

          Obligor: any of the Obligors.

          Obligors: collectively, Borrower and each of the Guarantors.

          Owned Real Properties: each parcel of real estate now, or in the future, owned by Borrower or any Guarantor and the buildings and other improvements now, or in the future, located thereon (each of the Owned Real Properties, individually, is hereinafter referred to as an "Owned Real Property"). The Owned Real Properties as of the Closing Date are identified on Schedule 1.1(A) attached hereto.

          Participant: any Person to which a Lender sells or assigns a Participation.

          Participation: a sale or an assignment by a Lender of a participating interest in (i) any portion of such Lender's interest in Borrower's Obligations and (ii) any of such Lender's other rights under any of the Loan Instruments.

          Participation Agreement: an agreement executed by a Lender and a Participant pursuant to Section 10.2.

          Pay-Off Letters: a pay-off letter from the agent of the existing senior credit facility and each other holder of the Debt to be Refinanced addressed to Agent and in form and substance acceptable to Agent.

          PBGC: the Pension Benefit Guaranty Corporation or any Governmental Body succeeding to the functions thereof.

          Permitted Deductions: each of the following: (i) customary closing prorations, (ii) customary closing costs, including, without limitation, reasonable brokerage, legal, survey and title fees and expenses, (iii) the amount of any Federal income tax obligation payable by Borrower or any Guarantor as a result of any capital gain resulting from the sale of the particular Mortgaged Real Property and (iv) such other credits, deductions, costs or prorations which are reasonably approved by Agent.

          Permitted Encumbrances: all Liens on any Mortgaged Property that either (i) are approved by Agent and reflected on Agent's title insurance policies for the Loans or (ii) which arise after the occurrence of the Closing (or if a Mortgaged Property is acquired by Obligors after the Closing as contemplated in Section 6.16, then, which arise after such initial acquisition of, and issuance of Agent's title insurance policies for, such Mortgaged Property) and which do not interfere in any respect with the use of such Mortgaged Property or ordinary conduct of the business of the Obligors as presently conducted thereon, or impair the value of such Mortgaged Property (provided, however, that in no event shall the items included in this clause (ii) include any liens or encumbrances of a liquidated or ascertainable amount which are subject to removal by the payment of money).

          Permitted Lease Interest Transaction: any sublease, assignment, sale, conveyance, termination or other disposition of a Lease Interest as to which (A) all Lease Interest Proceeds are paid to Agent in payment of Borrower's Obligations in accordance with Section 2.7.2 of this Loan Agreement, (B) either (i) such action does not require Agent's approval or consent in accordance with Section 7.4 of this Loan Agreement or (ii) such action does require Agent's approval or consent in accordance with Section 7.4 of this Loan Agreement and such approval or consent has been given by Agent, and (C) should any Permitted Lease Interest Transaction take place as part of a transaction including Lease Interests as well as other assets, the portion of the total net proceeds of such transaction which are apportioned or attributable to the included Lease Interests, and which shall be Lease Interest Proceeds, shall (1) be determined by Agent in its sole and absolute, but good faith, discretion as to any Lease which is a Major Lease and (2) be determined based upon a professional written appraisal, which appraisal is acceptable to Agent in its sole and absolute, but good faith, discretion (as indicated in a written instrument signed by Agent indicating such acceptance by Agent), as to any Lease which is not a Major Lease.

          Permitted Liens: any Lien permitted to exist under Section 7.2.

          Permitted Mortgaged Property Sales: a sale of any Mortgaged Property, other than the Headquarters Facility, which satisfies each of the following conditions and requirements: (i) the amount of the Permitted Mortgaged Property Sale Proceeds which will be received from such sale is not less than the "Minimum Proceeds Amount" indicated with respect to such particular Mortgaged Property on Schedule 1.1(A) attached hereto; (ii) Agent has been notified in writing of any such proposed sale not less than 30 days prior to such sale taking place; (iii) Agent shall have received such documentation, information and other materials with respect to such proposed sale as Agent shall reasonably require; (iv) the only credits, costs, deductions or prorations which reduce the net proceeds of such sale are the Permitted Deductions; (v) subject to the terms and provisions of the Inter-Creditor Agreement, all Permitted Mortgaged Sale Proceeds are paid to Agent in payment of Borrower's Obligations in accordance with Section 2.7.2 of this Loan Agreement; and (vi) should any Permitted Mortgaged Property Sale take place as part of a sale that is a sale of an ongoing business concern, the portion of the total net proceeds of such sale transaction of such ongoing business concern which are apportioned or attributable to the included Mortgaged Properties, and which shall be Permitted Mortgaged Property Sale Proceeds, shall be the sum of the applicable "Minimum Proceeds Amounts" indicated with respect to each of the included Mortgaged Properties on Schedule 1.1(A) attached hereto; provided, however, that the requirements of clauses (ii) and (iii) set forth above shall not be required to be satisfied in connection with the previously contracted for sale of either the Mortgaged Property located in Marion, Ohio or the previously contracted for sale of the Mortgaged Properties indicated as the "United Wholesale" properties on Schedule 1.1(A).

          Permitted Mortgaged Property Sale Proceeds: the net proceeds received by an Obligor from any Permitted Mortgaged Property Sale.

          Permitted Other Collateral Sales: sales, outside the ordinary course of business, of equipment which do not, in any year, result in the sale of such Collateral which has an aggregate value, as reasonably determined by Agent, in excess of $1,000,000 (and provided, that, should any Permitted Other Collateral Sale take place as part of a sale transaction including the Collateral which is the subject of the Permitted Other Collateral Sale as well as other assets, the portion of the total net proceeds of such sale transaction which are apportioned or attributable to the included Collateral which is the subject of the Permitted Other Collateral Sale, and which shall be Permitted Other Collateral Sale Proceeds, shall be determined and approved by Agent).

          Permitted Other Collateral Sale Proceeds: the net proceeds received by an Obligor from any Permitted Other Collateral Sale.

          Permitted Purchase Money Debt. Debt (other than Borrower's Obligations and the Congress Loan) incurred by any Obligor to purchase tangible personal property or Debt incurred by any Obligor to lease tangible personal or real property pursuant to Capitalized Leases, provided that (i) such Debt of all Obligors incurred during any single Loan Year shall not exceed $10,000,000, (ii) at no time shall the total outstanding amount of such Debt of all Obligors, in addition to that already existing as of the date of this Loan Agreement and set forth on Schedule 5.15 hereto, exceed $25,000,000 and (iii) no Event of Default exists at the time or will be caused as a result of the incurrence of any such Debt.

          Permitted Purchase Money Liens: Liens that secure Permitted Purchase Money Debt, provided that (i) each such particular Permitted Purchase Money Lien attaches only to the particular Property purchased or leased through the use of the Permitted Purchase Money Debt secured by such Permitted Purchase Money Lien, (ii) no such Lien on any Mortgaged Property or Leased Interest shall be a Permitted Purchase Money Lien (except with respect to any Lease which is a Capitalized Lease, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself) and (iii) no Lien which encumbers any Collateral (except with respect to any Lease which is a Capitalized Lease, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself) which is either (A) used to determine the amount of the Combined Maximum Borrowing Amount or (B) used to determine the amount of the Testing Collateral Amount shall, in any event, be a Permitted Purchase Money Lien.

          Permitted Senior Debt: collectively, (a) the Congress Loan and (b) Permitted Purchase Money Debt.

          Permitted Senior Debt Liens: collectively, (a) the Congress Liens other than the Congress Junior Lease Interests Lien and (b) Permitted Purchase Money Liens, provided that Agent is granted a perfected Lien, subject only to such Permitted Liens, upon all Property which is subject to such Permitted Senior Debt Liens.

          Person: any individual, firm, corporation, limited liability company or partnership, business enterprise, trust, association, joint venture, partnership, Governmental Body or other entity, whether acting in an individual, fiduciary or other capacity.

          Plan: any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by any Obligor or any ERISA Affiliate for employees of such Obligor or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Obligor or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

          Pledge Agreements: collectively, the pledge agreements executed and delivered by Borrower or Guarantors to Agent with respect to the Guarantor Equity Interests, each in form and substance satisfactory to Agent.

          Post-Closing Environmental Agreement: an agreement executed by Borrower and the applicable Guarantors which are the owners of the Mortgaged Properties located in Ludington, Michigan, Marion, Ohio and Maumee, Ohio in favor of Agent pursuant to which Borrower and such Guarantors agree to certain post-Closing covenants regarding certain environmental conditions at such Mortgaged Properties and which shall be in form and substance acceptable to Agent.

          Prescription Files: as to Borrower and each Guarantor, all of such Borrower's or Guarantor's now owned or hereafter existing or acquired retail customer files, including prescriptions for retail customers and other medical information related thereto, maintained by the retail pharmacies of Borrower and Guarantors in the ordinary course of business in accordance with applicable laws and regulations (including Health Care Laws), wherever located.

          Prescription File Availability: shall mean the lesser of: (i) seventy-five (75%) percent of the "net orderly liquidation value" of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Congress Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Congress Agent), net of estimated liquidation expenses, costs and commissions, or (ii) $10,000,000.

          Principal Balance: the unpaid principal balance of the Loans or any specified portion thereof outstanding from time to time.

          Property: all types of real, personal or mixed property and all types of tangible or intangible property.

          Qualified Depository: a member bank of the Federal Reserve System.

          Ratable Share: at any time, the proportion that a Lender's Commitments bears to the total Commitments of all Lenders at such time.

          REA: any reciprocal easement agreement applicable to any Mortgaged Property.

          Real Estate Testing Amount: at any time, an amount that is the sum of the following: (i) the product of multiplying (A) the amount of the aggregate Mortgaged Property Values of the then existing Mortgaged Properties by (B) 15%; plus (ii) the product of multiplying (X) the Lease Interest Value by (Y) 75%; and plus (iii) the amount determined in clause (b) in the definition of Fixed Asset Availability set forth in this Section 1.1 of this Loan Agreement.

          Real Property: shall mean all now owned and hereafter acquired real property of Borrower and each Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

          Register: as defined in subsection 10.1.3.

          Retail Division: shall mean, collectively, the following (together with their respective successors and assigns): (i) Family Fare, LLC; (ii) Prevo's Family Markets, Inc., a Michigan corporation; (iii) MSFC, LLC, a Michigan limited liability company; (iv) Seaway Food Town, Inc., a Michigan corporation; (v) Custer Pharmacy, Inc., Michigan corporation; (vi) The Pharm of Michigan, Inc., a Michigan corporation; (vii) Gruber's Food Town, Inc., a Michigan corporation and (viii) Gruber's Real Estate, LLC, a Michigan limited liability company.

          Revolving Loan: the revolving loan in the maximum amount of $5,000,000 to be made by Lenders to Borrower pursuant to Section 2.2.

          Revolving Loan Commitment: shall mean, as to any Lender at any time, the amount initially set forth opposite its name in the column labeled "Revolving Loan Commitment" on Schedule 1.1(G), as adjusted from time to time to reflect any Assignment and Acceptances.

          Revolving Loan Notes: the promissory notes executed by Borrower payable to the order of the respective Lender in the amount of such Lender's Revolving Loan Commitment, each dated as of the Closing Date and in form and substance satisfactory to Agent, and any notes issued in substitution therefor pursuant to subsection 10.1.4.

          Revolving Loan Notice of Borrowing: a Revolving Loan Notice of Borrower/Disbursement Request which (i) certifies to Agent and Lenders that all of the conditions set forth in this Loan Agreement to any requested Advance are satisfied, (ii) indicates the proposed Funding Date and the amount of the requested Advance, (iii) sets forth Borrower's calculation of the Available Borrowing Amount, (iv) includes or attaches such documentation or other evidence that Agent may require to confirm that such Advance does not exceed the Available Borrowing Amount and (v) is otherwise in form and substance acceptable to Agent.

          Revolving Loan Portion: the portion of the Principal Balance consisting of the unpaid principal balance of the Revolving Loan outstanding from time to time.

          Revolving Loan Ratable Share: the proportion that a Lender's Revolving Loan Commitment bears to the total Revolving Loan Commitment of all Lenders.

          Revolving Loan Rate: 20% per annum.

          SEC: the Securities and Exchange Commission and any Governmental Body succeeding to any of its functions.

          Securities Act: the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, as in effect from time to time.

          Security Agreements: collectively, the Borrower Security Agreement and the Guarantors Security Agreement.

          Security Interests: the Liens in the Collateral granted to Agent pursuant to the Security Instruments.

          Security Instruments: collectively, the Security Agreements, the Pledge Agreements, the Collateral Assignments of Leases, each Mortgage now or hereafter granted by Borrower or any Guarantor to Agent, and each other agreement, document or instrument pursuant to which a Lien is granted to Agent or any Lender on any Property of any Obligor to secure Borrower's Obligations or Guarantor, all as amended, modified, supplemented or restated from time to time.

          Stated Rate: as defined in subsection 2.5.1(c).

          Subsidiary:          shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

          Term Loan: the term loan in the amount of $15,000,000 to be made by Lenders to Borrower pursuant to Section 2.1.

          Term Loan Portion: the portion of the Principal Balance consisting of the unpaid principal balance of the Term Loan outstanding from time to time.

          Term Loan Commitment: shall mean, as to any Lender at any time, the amount initially set forth opposite its name in the column labeled "Term Loan Commitment" on Schedule 1.1(H), as adjusted from time to time to reflect any Assignment and Acceptances.

          Term Loan Notes: the promissory notes executed by Borrower payable to the order of each Lender in the amount of such Lender's Term Loan Commitment, each dated as of the Closing Date and in form and substance satisfactory to Agent, and any notes issued in substitution therefor pursuant to subsection 10.1.4.

          Term Loan Notice of Borrowing: a notice by Borrower to Agent requesting disbursement of the Term Loan in form and substance acceptable to Agent.

          Term Loan Ratable Share: the proportion that a Lender's Term Loan Commitment bears to the total Term Loan Commitment of all Lenders.

          Term Loan Rate: 16% per annum.

          Testing Collateral Amount: at any time, an amount calculated as follows: (i) the sum of (A) the Real Estate Testing Amount, plus (B) the Maximum Inventory Borrowing Amount, plus (C) the Maximum Accounts Borrowing Amount, plus (D) the Maximum Credit Card Receivables Borrowing Amount, plus (E) the Maximum Prescription File Borrowing Amount, minus (ii) Congress Reserves (except for any Congress Reserves established in accordance with, and as contemplated under, Section 7.18 of this Loan Agreement); provided, however, that, in no event shall any Collateral which is subject to, or encumbered by, a Lien which secures Permitted Purchase Money Debt (other than any Leases which are Capitalized Leases, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself), be used in determining the Testing Collateral Amount and such Testing Collateral Amount shall be deemed to exclude any amounts attributable to the value of any such Collateral which is subject to, or encumbered by, a Lien which secures Permitted Purchase Money Debt (other than any Leases which are Capitalized Leases, so long as the only such Lien is that arising out of the obligations under the Capitalized Lease itself).

          UCC Financing Statements: Uniform Commercial Code financing statements as defined in the Uniform Commercial Code.

          United Wholesale Division: shall mean, United Wholesale Grocery Company, a Michigan corporation (together with its successors and assigns).

          Value: as determined by Congress Agent in good faith, with respect to Inventory, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) market value, provided, that, for purposes of the calculation of the Maximum Inventory Borrowing Amount, (1) the Value of the Inventory shall not include: the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or any Guarantor (other than the profit of the Distribution Division for sales of Inventory to the Retail Division in the ordinary course of business consistent with current practices and for sales at prices no more than the Retail Division could purchase such Inventory from a person that is not an Affiliate), the amount of cigarette taxes that are capitalized in inventory, or  write-ups or write-downs in value with respect to currency exchange rates and (2) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Congress Agent prior to the date thereof, if any (provided, however, that to the extent that (i) the Congress Loan Instruments shall have terminated or cease to be of any force or effect, such determination shall thereafter be made by Agent, in lieu of Congress Agent, in accordance with the terms and provisions of the Congress Loan Instruments as in effect immediately prior to such termination or cessation and (ii) should the Congress Loan Instruments require or contemplate any election, calculation, determination, judgment, decision or similar action to be made or taken by Congress Agent as part of such determination, then the same shall thereafter be subject to being made or taken by Agent in Agent's discretion and at its election).

          Voting Stock: with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

          1.2          Time Periods. In this Loan Agreement and the other Loan Instruments, in the computation of periods of time from a specified date to a later specified date, (i) the word "from" means "from and including," (ii) the words "to" and "until" each mean "to, but excluding" and (iii) the words "through," "end of" and "expiration" each mean "through and including." Unless otherwise specified, all references in this Loan Agreement and the other Loan Instruments to (i) a "month" shall be deemed to refer to a fiscal four to five, as applicable, week period, (ii) a "quarter" shall be deemed to refer to a fiscal quarter and (iii) a "year" shall be deemed to refer to a fiscal year.

          1.3          Accounting Terms and Determinations. All accounting terms not specifically defined herein shall be construed, all accounting determinations and all computations hereunder shall be made and all financial statements required to be delivered pursuant hereto shall be prepared in accordance with GAAP as in effect at the time of such interpretation, determination or preparation, as applicable. In the event that any Accounting Changes (as hereinafter defined) occur and such changes result in a change in the method of calculation of financial covenants, standards or terms contained in this Loan Agreement, then Borrower and Agent agree to enter into negotiations to amend such provisions of this Loan Agreement so as to reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such amendments are agreed upon, all determinations shall be based upon GAAP prior to such Accounting Changes. For purposes hereof, "Accounting Changes" shall mean (i) changes in generally accepted accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto) or other appropriate authoritative body and (ii) changes in accounting principles as approved by the Accountants.

          1.4          References. All references in this Loan Agreement to "Article," "Section," "subsection," "subparagraph," "clause" or "Exhibit," unless otherwise indicated, shall be deemed to refer to an Article, Section, subsection, subparagraph, clause or Exhibit, as applicable, of this Loan Agreement.

          1.5          Lender's or Agent's Discretion. Whenever the terms "satisfactory to Agent," "satisfactory to Lenders or Agent," "determined by Agent", "determined by Lenders or Agent," "acceptable to Agent," "acceptable to Lenders or Agent," "Agent shall elect," "Lenders or Agent shall elect," "Agent shall request," "Lenders or Agent shall request," "at the option or election of Agent," "at the option or election of Lenders or Agent," or similar terms are used in the Loan Instruments, except as otherwise specifically provided therein, such terms shall mean satisfactory to, at the election or option of, determined by, acceptable to or requested by Lenders or Agent, as applicable, in their or its sole and unlimited discretion, provided, however, that they or it shall exercise such sole and unlimited discretion in good faith.

          1.6          Borrower's or Guarantor's Knowledge. Any statements, representations or warranties that are based upon the knowledge of Borrower or a Guarantor or an officer thereof shall be deemed to have been made after reasonable inquiry by such Borrower or Guarantor or such officer, as applicable, with respect to the matter in question.

          1.7          Benefit of Lenders. All Liens granted to Agent and all payments made to Agent pursuant to the Loan Instruments, other than the Loan Fee, shall be deemed to be granted and made, as applicable, for the benefit of the Lenders.

ARTICLE II

LOANS AND TERMS OF PAYMENT

          2.1          Term Loan.

          2.1.1          Amount and Disbursement. The Term Loan shall consist of a term loan to be made by Lenders to Borrower in the aggregate amount of $15,000,000. Each Lender severally agrees to disburse its Term Loan Ratable Share of the Term Loan to or as directed by Borrower when all of the terms and conditions set forth in Article IV have been satisfied.

          2.1.2          Term Loan Notes. The Term Loan shall be evidenced by the Term Loan Notes.

          2.1.3          Reborrowing. Borrower shall not be entitled to reborrow any portion of the Term Loan which is repaid or prepaid.

          2.2          Revolving Loan.

          2.2.1          Amount and Disbursement. The Revolving Loan shall consist of a revolving loan facility from Lenders to Borrower in the maximum amount of $5,000,000. Each Lender severally agrees to make Advances of the Revolving Loan to Borrower at any time or from time to time on or after the Closing Date to the date immediately preceding the Maturity Date in an aggregate amount not to exceed at any one time such Lender's Revolving Loan Ratable Share of the Maximum Revolving Loan Commitment, provided that the terms and conditions set forth in subsection 2.2.2 shall have been satisfied.

          2.2.2          Conditions of Advances of the Revolving Loan. The obligation of each Lender to disburse its Revolving Loan Ratable Share of any Advance of the Revolving Loan is subject to the satisfaction of the following conditions precedent:

          (a)          the Term Loan shall have been fully disbursed;

          (b)          no Event of Default or Incipient Default exists or would exist after giving effect to such Advance;

          (c)          after giving effect to the disbursement of such Advance, the Revolving Loan Portion shall not exceed $5,000,000;

          (d)          each such Advance shall be in a minimum amount of $500,000 and there shall be no more than one (1) such Advance and one (1) repayment of any portion of the Revolving Loan Portion in any calendar month;

          (e)          the amount of such Advance will not exceed the Available Borrowing Amount;

          (f)          Agent shall have received a Revolving Loan Notice of Borrowing from Borrower with respect to such Advance no later than 12:00 p.m., prevailing Eastern time, at least two (2) Business Days in advance of the proposed Funding Date with respect to such Advance; and

          (g)          on the applicable Funding Date the representations and warranties of each Obligor set forth in the Loan Instruments to which such Obligor is a party shall be true and correct in all material respects when made and at and as of the time of the Funding Date, except to the extent that any such representations and warranties expressly relate to an earlier date.

          2.2.3          Revolving Loan Notes. The Revolving Loan shall be evidenced by the Revolving Loan Notes.

          2.2.4          Reborrowing. Subject to the conditions set forth in this Section 2.2, Borrower, from time to time, may reborrow all or any portion of the Revolving Loan which has been repaid.

          2.2.5          Repayment of Revolving Loan. Prior to repaying any portion of the Revolving Loan, Borrower shall provide Agent with not less than two (2) days prior written notice, which notice shall specify the date upon which such repayment shall occur and the amount of such repayment. There shall be no more than one (1) repayment of any portion of the Revolving Loan Portion in any calendar month.

          2.3          Use of Proceeds of the Term Loan and the Revolving Loan. The proceeds of the Term Loan and the Revolving Loan shall be used for working capital and other general corporate purposes.

          2.4          Procedures for Advances. After receipt by Agent of a Revolving Loan Notice of Borrowing, if all of the conditions of subsection 2.2.2 to the requested Advance have been satisfied, each Lender shall remit its Revolving Loan Ratable Share in Good Funds to Agent by 10:00 a.m., prevailing Eastern time, on the Funding Date and Agent shall thereupon remit the funds received by Agent to or at the direction of Borrower by 12:00 p.m., prevailing Eastern time.

          2.5          Interest, Default Rate, Late Charges and Fees.

          2.5.1          Interest.

          (a)          Interest Rate.          Except during a Default Rate Period, the Term Loan Portion shall bear interest at the Term Loan Rate. Except During a Default Rate Period, the Revolving Loan Portion shall bear interest at the Revolving Loan Rate.

          (b)          Default Rate. During a Default Rate Period, Borrower's Obligations shall bear interest at the applicable Default Rate.

          (c)          Maximum Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Instrument, Lenders shall not collect a rate of interest, including, without limitation, the Loan Fee, on any obligation or liability due and owing by Borrower to Lenders in excess of the maximum contract rate of interest permitted by applicable law ("Excess Interest"). Lenders and Borrower agree that the interest laws of the State of New York govern the relationship among them, but in the event of a final adjudication to the contrary, Borrower shall be obligated to pay, nunc pro tunc, to Lenders only such interest as then shall be permitted by the laws of the state found to govern the contract relationship among Lenders and Borrower. If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or any other Loan Instrument, then in such event (i) no Obligor shall be obligated to pay such Excess Interest, (ii) any Excess Interest collected by Lenders shall be, at Lenders' option, (A) applied to the Principal Balance or to accrued and unpaid interest not in excess of the maximum rate permitted by applicable law or (B) refunded to the payor thereof, (iii) the interest rates provided for herein (collectively, including, without limitation, the Loan Fee, the "Stated Rate") shall be automatically reduced to the maximum rate allowed from time to time under applicable law (the "Maximum Rate") and this Loan Agreement and the other Loan Instruments, as applicable, shall be deemed to have been, and shall be, modified to reflect such reduction, and (iv) neither

Borrower nor any other Obligor shall have any action against Agent or Lenders for any damages arising out of the payment or collection of such Excess Interest; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Rate until such time as the total interest received by Lenders is equal to the total interest which Lenders would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate, in which event the provisions contained in this subsection 2.5.1(c) shall again apply.

          2.5.2          Late Charges. If a payment of principal or interest to be made pursuant to this Loan Agreement becomes past due for a period in excess of ten (10) days, then, except in the event that such payment of principal or interest is prohibited pursuant to the terms of the Inter-Creditor Agreement, Borrower shall pay on demand to Agent a late charge of $5,000 for each calendar month, or part thereof until payment of such principal or interest is made.

          2.5.3          Loan Fee. Borrower shall pay to Agent on the Closing Date a fee of $200,000 ("Loan Fee"), which shall be deemed to have been fully earned upon the Closing. The Loan Fee represents the second installment of the total $400,000 commitment fee that was to be paid by Borrower to Agent, and Agent acknowledges the prior payment by Borrower to Agent of the initial $200,000 installment of such commitment fee.

          2.5.4          Computation of Interest. Interest shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged. In computing interest, the Funding Date shall be included and the date of payment shall be excluded.

          2.6          Principal and Interest Payments.

          2.6.1          Interest. Except as otherwise provided in subsections 2.6.2, 2.6.3, 2.7.1 and 2.7.2, interest on the Principal Balance shall be payable monthly in arrears on the first Business Day of each calendar month commencing with the first Business Day of February, 2004.

          2.6.2          Stub Period Interest. Interest which will accrue on the Principal Balance from the Closing Date through the last day of the calendar month in which the Closing occurs shall be paid in advance on the Closing Date.

          2.6.3          Default Rate Period Interest. Interest which accrues on the Principal Balance during a Default Rate Period shall be payable on demand by Lender.

          2.6.4          Principal.

          (a)          Term Loan. The Principal Balance of the Term Loan shall be payable in consecutive monthly installments on the first Business Day of each calendar month commencing with the first Business Day of February, 2004. Each such monthly installment shall be in the amount of $100,000. Each such monthly installment shall be applied in the following order of priority to the payment of: (i) any and all sums which are due and payable pursuant to the terms of the Loan Documents, except the Principal Balance and accrued and unpaid interest thereon, (ii) accrued and unpaid interest on the Principal Balance, (iii) the Principal Balance of the Term Loan and (iv) the Principal Balance of the Revolving Loan.

          (b)          Revolving Loan and Other Sums. The Principal Balance of the Revolving Loan and all other sums which then are due and payable pursuant to the terms of the Loan Instruments shall be due and payable in full on the Maturity Date.

          2.7          Prepayments.

          2.7.1          Voluntary Prepayments of Term Loan. Borrower may, at any time without premium or penalty, voluntarily prepay in whole or in part the Principal Balance of the Term Loan, subject to the following conditions: (i) not less than thirty (30) days prior to the expected date upon which Borrower desire to make any voluntary prepayment of the Term Loan, Borrower shall deliver to Lenders notice of their intention to prepay, which notice shall state the prepayment date and the amount of the Principal Balance of the Term Loan to be prepaid, and (ii) the amount of any partial prepayment of the Principal Balance of the Term Loan shall be not less than $100,000. The conditions set forth in the foregoing clauses (i) and (ii) shall not apply to any voluntary prepayment resulting from either (a) the regularly scheduled amortization payments of the Principal Balance of the Term Loan provided for under this Loan Agreement or (b) a Permitted Mortgaged Property Sale. Concurrently with any voluntary prepayment of the Principal Balance of the Term Loan pursuant to this subsection 2.7.1, Borrower shall pay to Lenders accrued and unpaid interest on the portion of the Principal Balance of the Term Loan which is being prepaid to the date on which Lenders are in receipt of Good Funds, and any other sums which are due and payable pursuant to the terms of the Loan Instruments. Any voluntary partial prepayment of the Principal Balance of the Term Loan pursuant to this subsection 2.7.1 shall be applied in the following order of priority to the payment of: (i) any and all sums which are due and payable pursuant to the terms of the Loan Instruments, except the Principal Balance and accrued and unpaid interest thereon, (ii) accrued and unpaid interest on the portion of the Principal Balance being prepaid, (iii) the installments of the Principal Balance of the Term Loan in inverse order of maturity and (iv) the Principal Balance of the Revolving Loan.

          2.7.2          Mandatory Prepayments of the Loans. Concurrently with the receipt of any Casualty Proceeds, Condemnation Proceeds (each subject to the terms of the Inter-Creditor Agreement and Article VI hereof), Permitted Mortgaged Property Sale Proceeds, Lease Interest Proceeds or Permitted Other Collateral Sale Proceeds, Borrower shall prepay Borrower's Obligations in an amount equal to the amount of such proceeds to the extent required pursuant to the provisions of this Loan Agreement. Concurrently with any mandatory prepayment of Borrower's Obligations pursuant to this subsection 2.7.2, Borrower shall pay to Lenders accrued and unpaid interest on the portion of the Principal Balance which is being prepaid to the date on which Lenders are in receipt of Good Funds, and any other sums which are due and payable pursuant to the terms of the Loan Instruments. Each such prepayment shall be applied in the following order of priority: (i) first, to the payment of any and all sums which then are due and payable pursuant to the terms of the Loan Documents, other than the Principal Balance and interest accrued thereon, (ii) next, to accrued and unpaid interest on the Principal Balance, (iii) next, to reduce the Principal Balance of the Term Loan (and applied to installments of the Principal Balance of the Term Loan in inverse order of maturity) and (iv) next, to reduce the Principal Balance of the Revolving Loan.

          2.8          Payment at Maturity. All of Borrower's Obligations not previously paid shall be due and payable on the Maturity Date.

          2.9          Payments after Event of Default. All payments received by Lenders during the existence of an Event of Default shall be applied in accordance with Section 8.5.

          2.10          Method and Distribution of Payments.

          2.10.1          Method of Payment; Good Funds. All payments to be made pursuant to the Loan Instruments by Borrower shall be made by wire transfer of Good Funds on or prior to the date due to the account of Agent, for the ratable benefit of Lenders, to the account indicated on Schedule 2.10.1 attached hereto, or to such other account as Agent shall notify Borrower in writing at least two (2) Business Days before such change is effective.

          2.10.2          Distribution of Payments. All payments received by Agent of the Loan Fee shall be retained by Agent. All other payments with respect to Borrower's Obligations shall be allocated among the Lenders in accordance with their respective Revolving Loan Ratable Shares and Term Loan Ratable Shares, as applicable.

ARTICLE III

SECURITY AND GUARANTY

          3.1          Security. Borrower's Obligations shall be secured by (and Borrower hereby grants the Agent, for the benefit of the Lenders) a Lien upon all of the Collateral and interests in the Collateral now owned or hereafter acquired by Borrower, which at all times shall be superior and prior to all other Liens, except Permitted Senior Debt Liens.

          3.2          Guaranty. Payment and performance of Borrower's Obligations shall be guaranteed by Guarantors pursuant to the Guaranty. Guarantors' Obligations shall be secured by (and Borrower hereby agrees to cause Guarantors to grant the Agent, for the benefit of the Lenders) a Lien upon all of the Collateral and interests in the Collateral now owned or hereafter acquired by Guarantors, which at all times shall be superior and prior to all other Liens, except Permitted Senior Debt Liens.

ARTICLE IV

CONDITIONS OF CLOSINGS

          The obligation of the Lenders to disburse the Loans shall be subject to the satisfaction or waiver of all of the following conditions on or before the Closing Date in a manner, form and substance satisfactory to the Lenders:

          4.1          Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in the Loan Documents to be performed by or complied with by it prior to or at the Closing, and no Event of Default or Incipient Default shall then exist or result from the disbursement of the Loans.

          4.2          Representations and Warranties. On the Closing Date the representations and warranties of each Obligor set forth in the Loan Instruments to which such Obligor is a party shall be true and correct in all material respects.

          4.3          Congress Loan Closing. Prior to, or simultaneously with, the Closing, (i) Borrower, Guarantors and all other parties thereto shall have executed and delivered the Congress Loan Instruments, (ii) fully executed copies of the Congress Loan Instruments shall have been delivered to Agent and such Congress Loan Instruments shall be in form and substance acceptable to Agent and (iii) Borrower and Guarantors shall have received the proceeds of the Congress Loan.

          4.4          Congress Loan Defaults. No Congress Loan Default or Congress Loan Incipient Default shall then exist or result from the disbursement of the Loans.

          4.5          Inter-Creditor Agreement. Agent and Congress Agent shall have executed and delivered the Inter-Creditor Agreement and such Inter-Creditor Agreement is in form and substance acceptable to Agent.

          4.6          INTENTIONALLY OMITTED

          4.7          Capital Structure and Management. The capital structure and management of each Obligor shall be as previously represented and disclosed by the Obligors to Agent.

          4.8          Delivery of Documents. The following shall have been delivered to Agent, each duly authorized and executed, where applicable and each in form and substance acceptable to Agent:

          (a)          the Loan Instruments;

          (b)          a Term Loan Notice of Borrowing dated as of the Closing Date;

          (c)          signature and incumbency certificates for each Obligor;

          (d)          a certificate of good standing or similar certification for each Obligor from the respective states in which each such Obligor is organized and from all states in which the laws thereof require any such Obligor to be licensed and/or qualified to do business, in each case dated not more than thirty (30) days prior to the Closing Date;

          (e)          copies of the certificate of formation, incorporation or limited partnership, as applicable, for each Obligor, certified by the Secretary of State of the state of organization of such Obligor, together with all effective and proposed amendments thereto;

          (f)          certified copies of resolutions adopted by the managers, board of managers or members or board of directors, as applicable, of each Obligor pursuant to applicable laws authorizing the execution and delivery of the Instruments to which such Obligor is a party and the consummation of the transactions contemplated therein;

          (g)          certified copies of (or a blanket certification with respect to) each of the following, the terms and conditions of all of which shall be satisfactory to Agent:

          (1)          Congress Loan Instruments;

          (2)          the Leases; and

          (3)          all instruments and documents evidencing Permitted Senior Debt (other than the Congress Loan) existing as of the Closing Date;

          (h)          a Landlord's Agreement executed by the landlord under each Major Lease;

          (i)          the Pay-Off Letters, together with executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, releases of mortgages and other lien releases necessary to release all Liens and other rights of any Person in any Collateral previously granted by any Person other than the Permitted Senior Debt Liens, the Congress Junior Lease Interests Lien and the Permitted Encumbrances; and

          (j)          such other instruments, documents, certificates, consents, waivers and opinions as Agent may reasonably request.

          4.9          Opinions of Counsel. Agent shall have received opinions dated the Closing Date from (i) Seyfarth Shaw LLP, counsel to Borrower, (ii) Warner Norcross & Judd LLP, local counsel to Borrower, and (iii) Eastman & Smith Ltd., local counsel to Borrower, in each case addressed to Agent for the benefit of Lenders, and in such form and covering such matters as Agent may require.

          4.10          INTENTIONALLY OMITTED

          4.11          Security Interests. All recordings of the Mortgages, the Collateral Assignments of Leases and the filings of UCC Financing Statements and all other filings and actions necessary to perfect and maintain the Security Interests as valid and perfected Liens in the Property covered thereby, subject in priority only to Permitted Senior Debt Liens, shall have been filed or taken and Agent shall have received such Uniform Commercial Code and other Lien searches as it deems necessary to confirm the foregoing and to confirm that there exist no Liens on the Collateral other than Permitted Liens.

          4.12          INTENTIONALLY OMITTED

          4.13          Material Adverse Change. No event shall have occurred since September 13, 2003 which has had or would reasonably be expected to have a Material Adverse Effect, and no laws, statute, rule, regulation, order or decree shall be in effect or proceedings pending which prevent or enjoin the Closing. No litigation or governmental proceeding, investigation or inquiry shall be pending which in the reasonable opinion of Agent would reasonably be expected to have a Material Adverse Effect. No condemnation or adverse zoning or usage change shall have occurred or shall have been threatened against any Mortgaged Property and no Mortgaged Property shall have suffered any significant damage by fire or other casualty which has not been repaired, which condemnation, change or damage would reasonably be expected to have a Material Adverse Effect.

          4.14          Proceedings and Documents. All organizational and other proceedings in connection with the Instruments and all documents and instruments incident thereto shall be reasonably satisfactory to Agent, and Agent shall have received all such counterpart originals or certified or other copies as Agent may request.

          4.15          Use of Assets. Agent shall have received copies of all documents, instruments and agreements, including all leases and easements, recorded against all or any portion of any Mortgaged Property and shall be reasonably satisfied with all of the terms and conditions of all such documents, instruments and agreements. Agent shall have received reasonably satisfactory evidence that (i) the applicable Obligor is the holder of all Licenses and a party to all agreements necessary to operate the Mortgaged Properties owned by it and (ii) no event has occurred that could reasonably be expected to result in the revocation, or adversely affect the renewal in the ordinary course, of any such License or agreement which would be reasonably expected to have a Material Adverse Effect.

          4.16          Broker Fees. If the services of a broker or other agent have been used in connection with the Loans, all fees owed to such broker or agent shall have been paid by Borrower and Agent shall have received evidence of such payment.

          4.17          Insurance; Survey.

          4.17.1          Business Insurance. At least three (3) Business Days prior to the Closing Date, Borrower shall have delivered to Agent (i) evidence satisfactory to Lenders that all Business Insurance coverage required pursuant to Section 6.7 is in full force and effect and all premiums then due thereon have been paid in full and (ii) copies of all original policies certified to Agent by the issuing insurance company or authorized agent as being true copies, together with all endorsements required under Section 6.7.

          4.17.2          Title Insurance. Agent shall have received an ALTA mortgagee's policy of title insurance (ALTA Revised 1992 Form) in favor of Agent with respect to each Mortgaged Property, issued by Chicago Title Insurance Company in the amounts set forth on Schedule 4.17.2, showing that the applicable Obligor which is the mortgagor with respect thereto has good and marketable title to such parcel and insuring that the Mortgage covering such parcel constitutes a valid Lien on such parcel, subject only to Permitted Encumbrances. Borrower shall cause each such policy to insure over all general exceptions contained therein and shall include such affirmative endorsements as Agent may reasonably may require.

          4.17.3          Survey. Agent shall have received an ALTA/ACSM survey of each Mortgaged Property prepared by a licensed surveyor acceptable to Agent and the title company, conforming to the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys with such additional items as Lender reasonably may require, and containing a surveyor's certification reasonably satisfactory to Lender.

          4.17.4          Flood Insurance. If required by the Flood Disaster Protection Act of 1973, Agent shall have received a flood insurance policy reasonably satisfactory to Agent on each applicable Mortgaged Property.

          4.18          INTENTIONALLY OMITTED

          4.19          Indebtedness to be Refinanced. Agent shall have received evidence that the Debt to be Refinanced has been paid in full or will be paid in full concurrently with the Closing.

          4.20          Payment of Loan Fee and Other Fees. Borrower shall have paid the Loan Fee and all fees and expenses described in subsection 12.1.1.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

          Borrower represent and warrant to Agent and Lenders as follows:

          5.1          Existence and Power. Each Obligor is a corporation, partnership or limited liability company, as applicable, duly formed and validly existing under the laws of the jurisdiction of its incorporation or formation. Each Obligor is in good standing under the laws of each other jurisdiction in which the failure to be in good standing would reasonably be expected to have a Material Adverse Effect. Each Obligor has all requisite power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted following the Closing Date. No Obligor is a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Borrower owns 100% of the issued and outstanding equity interests of each Guarantor.

          5.2          Authority. Each Obligor has full power and authority to enter into, execute, deliver and carry out the terms of the Instruments to which it is a party and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational instruments of such Obligor.

          5.3          Membership Interests, Subordinated Notes and Related Matters.

          5.3.1          Capitalization. There is set forth in Schedule 5.3.1 a complete description of the capitalization of each Obligor other than Borrower. All of the Guarantor Equity Interests are validly issued, fully paid and non-assessable, and all of such Guarantor Equity Interests have been issued and sold in compliance with all applicable federal and state laws, rules and regulations, including, without limitation, all so-called "Blue-Sky" laws. The Guarantor Equity Interests are owned beneficially and of record by the Persons and in the respective percentages set forth on Schedule 5.3.1, and each of the Guarantor Equity Interests is free and clear of all Liens except the Security Interests and Permitted Senior Debt Liens.

          5.3.2          Restrictions. Except as disclosed on Schedule 5.3.2, no Obligor (i) is a party to or has knowledge of any agreements restricting the transfer of the Guarantor Equity Interests, (ii) has issued any rights which can be convertible into or exchangeable or exercisable for any of the Guarantor Equity Interests, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of the Guarantor Equity Interests or any securities convertible into or exchangeable or exercisable for any of the Guarantor Equity Interests or (iii) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Guarantor Equity Interests or other convertible rights or options or debt securities. No Guarantor is required to file, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a registration statement relating to any class of debt or equity securities which has not been timely filed.

          5.4          Binding Agreements. This Loan Agreement and the other Loan Instruments, when executed and delivered, will constitute the valid and legally binding obligations of each Obligor to the extent such Obligor is a party thereto, enforceable against each Obligor in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and (ii) equitable principles (whether or not any action to enforce such document is brought at law or in equity).

          5.5          Business, Property and Licenses of Obligors.

          5.5.1          Business and Property. Upon the Closing each Obligor will be the owner or lessee of all Property and will hold all material Licenses necessary to conduct the operations of such Obligor's business as presently conducted, in each case in conformity in all material respects with all applicable laws, except to the extent that the failure to hold any Licenses or comply with any laws would not have a Material Adverse Effect.

          5.5.2          Business Locations. There is set forth in Schedule  5.5.2 the location of the chief executive office of each Obligor, the locations of all of each Obligor's Property, and the locations where each Obligor's books and records are kept.

          5.5.3          Operation and Maintenance of Tangible Personal Property. All of the material items of equipment and other tangible personal property (other than inventory) which are now owned or which will be owned by any Obligor are or will be, upon the acquisition thereof, in good operating condition and repair (subject to normal wear and tear considering the age thereof and except for any such property that is obsolete, surplus, related to closed stores or otherwise not necessary to the business of Obligors taken as a whole) and have while owned or operated by any Obligor, been used, operated and maintained in substantial compliance with all applicable laws, rules and regulations, except where noncompliance with such laws, rules and regulations would not reasonably be expected to result in a Material Adverse Effect.

          5.6          Title to Property; Liens; Security Interests. Each Borrower has (i) good title to all of its Property, except the portion thereof consisting of a leasehold estate and (ii) a valid leasehold estate in each portion of its Property which consists of a leasehold estate. Upon the proper filing with the appropriate Governmental Bodies of the Mortgages and appropriate UCC Financing Statements, the applicable Loan Instruments will create valid and perfected Liens on the Property described therein which are superior and prior to all other Liens except Permitted Senior Debt Liens. At all times the Security Interests shall be valid and perfected Liens on all of the Collateral which are (i) with respect to the Liens of the Security Interests on all Collateral other than the Lease Interests, superior and prior to all other Liens except Permitted Senior Debt Liens and (ii) with respect to the Liens of the Security Interests on the Lease Interests, superior to all other Liens.

          5.7          Financial Statements. The financial statements included in the most recent quarterly report on Form 10-Q and annual report on Form 10-K filed by Borrower with the SEC present fairly in all material respects the results of operations of the Borrower for the periods covered thereby and the financial condition of the Borrower as of the dates indicated therein. All of such financial statements have been prepared in conformity with GAAP consistently applied. From September 13, 2003 to the Closing Date there has been no change which has had or would reasonably be expected to have a Material Adverse Effect.

          5.8          Litigation. There is no action, suit, arbitration proceeding or claim pending or, to the best knowledge of Borrower, threatened in writing against any Obligor, at law or in equity or before any Governmental Body which (i) could reasonably be expected to be adversely determined and (ii) if adversely determined would reasonably be expected to have a Material Adverse Effect.

          5.9          Defaults in Other Agreements; Consents; Conflicting Agreements. No Obligor is in default under any agreement to which such Obligor is a party or by which it or any of its Property is bound, the effect of which default would have a Material Adverse Effect. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Body or any other Person which has not already been obtained, taken or filed, as applicable, is required (i) for the due execution, delivery or performance by any Obligor of any of the Instruments to which such Obligor is a party or (ii) as a condition to the validity or enforceability of any of the Instruments to which any Obligor is a party or any of the transactions contemplated thereby or the priority of the Security Interests, except for (A) certain filings to establish and perfect the Security Interests, (B) filing of certain of the Loan Instruments and (C) such authorizations, consents, approvals or actions the failure of which to obtain or take would not reasonably be expected to have a Material Adverse Effect. No provision of any material mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on any Obligor or affecting the Property of any Obligor conflicts with, or, except as set forth in the immediately preceding sentence, requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of any of the Instruments or affect the validity or priority of the Security Interests. The execution, delivery or performance of the terms of the Instruments will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of any Obligor pursuant to the terms of any such material mortgage, indenture, contract or agreement.

          5.10          Taxes. Each Obligor has filed all tax returns required to be filed, and has paid, or made adequate provision for the payment of, all taxes shown to be due and payable on such returns or in any assessments made against such Obligor, and no tax liens have been filed and, to the knowledge of Borrower, no claims are being asserted in respect of such taxes which are required by GAAP to be reflected in the financial statements of any Obligor and are not so reflected therein. The charges, accruals and reserves on the books of each Obligor with respect to all federal, state, local and other taxes are considered by the management of such Obligor to be adequate, and Borrower does not know of any unpaid assessment which is or is reasonably likely to be due and payable against any Obligor or any of its Property, except such assessments as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP. None of the tax returns of any Obligor are under any audit.

          5.11          Compliance with Applicable Laws. No Obligor is in default in respect of any judgment, order, writ, injunction, decree or decision of any Governmental Body, which default would reasonably be expected to have a Material Adverse Effect. Each Obligor is in compliance with all applicable statutes and regulations, including, without limitation, all Environmental Laws, ERISA, ADA and all laws and regulations relating to unfair labor practices, equal employment opportunity and employee safety, of all Governmental Bodies, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. No material condemnation, eminent domain or expropriation has been commenced or, to the knowledge of Borrower, threatened against the Property of any Obligor.

          5.12          Environmental Matters. Except as disclosed in the Environmental Audits delivered to Lender pursuant to this Loan Agreement, no Hazardous Material is now or formerly was used, stored, generated, manufactured, installed, disposed of or otherwise present at or about any Mortgaged Property or, to the knowledge of any Obligor, any real estate adjacent to any Mortgaged Property, in violation of any Environmental Laws, (ii) all material permits, licenses, approvals and filings required by Environmental Laws with respect to the Mortgaged Properties have been obtained, and the use, operation and condition of such Mortgaged Properties do not, and did not previously, violate any Environmental Laws, (iii) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding is pending or, to the knowledge of any Obligor, threatened against either Company, nor have any settlements been reached by or with any Person or any Lien imposed in connection with the Mortgaged Properties concerning Hazardous Materials or Environmental Laws, (iv) all underground storage tanks or above ground storage tanks located at or on the Mortgaged Properties are in compliance with all Environmental Laws and there have been no spills, discharges, releases or leaks of Hazardous Materials from such tanks which have not been remediated, except for such spills, discharges, releases or leaks of Hazardous Materials that do not require remediation under Environmental Laws, and (v) to the knowledge of Borrower, there are no facts, circumstance or conditions at any Mortgaged Property which could reasonably result in Lender incurring any environmental loss, cost, damage or liability or prevent continued compliance with Environmental Laws.

          5.13          Application of Certain Laws and Regulations. No Obligor nor any Affiliate of any Obligor is:

          5.13.1          Investment Company Act. An "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          5.13.2          Holding Company Act. A "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          5.13.3          Foreign or Enemy Status. (i) An "enemy" or an "ally of an enemy" within the meaning of Section 2 of the Trading with the Enemy Act, (ii) a "national" of a foreign country designated in Executive Order No. 8389, as amended, or of any "designated enemy country" as defined in Executive Order No. 9095, as amended, of the President of the United States of America, in each case within the meaning of such Executive Orders, as amended, or of any regulation issued thereunder, (iii) a "national of any designated foreign country" within the meaning of the Foreign Assets Control Regulations or of the Cuban Assets Control Regulations of the United States of America (Code of Federal Regulations, Title 31, Chapter V, Part 515, Subpart B, as amended), or (iv) an alien or a representative of any alien or foreign government within the meaning of Section 310 of Title 47 of the United States Code.

          5.13.4          Regulations as to Borrowing. Subject to any statute or regulation which (i) regulates the incurrence of any Debt, including, without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services and (ii) is applicable to either the incurrence by Borrower of Borrower's Obligations or the incurrence by Guarantors of Guarantors' Obligations.

          5.14          Margin Regulations. None of the transactions contemplated by this Loan Agreement or any of the other Loan Instruments, including the use of the proceeds of the Loans, will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X, and no Obligor owns or intends to carry or purchase any "margin security" within the meaning of Regulation U.

          5.15          Other Debt. Upon the Closing there will be no Debt of any Obligor, except (i) Borrower's Obligations, (ii) Permitted Senior Debt; and (iii) Guarantors' Obligations. All Permitted Purchase Money Debt existing as of the Closing Date is set forth on Schedule 5.15.

          5.16          No Misrepresentation. Neither this Loan Agreement nor any other Loan Instrument, certificate, information or report furnished or to be furnished by or on behalf of any Obligor to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to or reasonably foreseen by any Obligor after diligent inquiry, that would be expected to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.

          5.17          ERISA Matters. The Obligors and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than (i) premiums which have been timely paid or for which an extension of the time for payment has been granted and (ii) potential withdrawal liability to multiemployer plans related to stores which were closed or sold prior to the date of this Loan Agreement).

          5.18          Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of Borrower, threatened against any Obligor by any of such Obligor's employees, other than employee grievances, proceedings or controversies arising in the ordinary course of business that in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          5.19          Solvency. After giving effect to the transactions contemplated by the Instruments (i) the Obligors (taken as a whole) do not intend to incur nor believe that they will incur debts beyond their ability to pay such debts as they become due, and (ii) the Obligors (taken as a whole) (A) own and will own Property, the fair saleable value of which is (I) greater than the total amount of its liabilities (including contingent liabilities) and (II) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured, and (B) have and will have capital that is not unreasonably small in relation to their businesses as presently conducted and as proposed to be conducted.

          5.20          Insurance. No notice of cancellation has been received with respect to any insurance policies required pursuant to Section 4.17 and the Obligors are in material compliance with all conditions contained in such policies.

          5.21          The Mortgaged Properties.

          5.21.1          Description. Schedule 1.1(A) attached hereto contains a complete and accurate common address description of all of the Owned Real Properties as well as the Obligor which is the owner with respect to each particular Owned Real Property. All of the Owned Real Properties are subject to Mortgages and are Mortgaged Properties.

          5.21.2          Title. Each Obligor has good, marketable and insurable title in fee simple to the Mortgaged Properties owned by it free and clear of all Liens other than the Security Interests and Permitted Encumbrances. The applicable Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create valid and perfected Liens on such Mortgaged Properties, subject only to Permitted Encumbrances. The Permitted Encumbrances do not materially and adversely affect the value of such Mortgaged Properties, the use of such Mortgaged Properties for the use being made thereof as of the Closing Date, the operation of such Mortgaged Properties or the ability of Borrower to pay the Loans in full. There are no claims for payment for work, labor or materials affecting any portion of the Mortgaged Properties which are or may become a Lien prior to, or of equal priority with, the Security Interests. Notwithstanding the foregoing, Agent acknowledges that the Mortgaged Properties are subject to the Liens of the Permitted Senior Debt.

          5.21.3          Physical Condition. Except as otherwise disclosed in any property inspection report delivered to Agent pursuant to this Loan Agreement, the Mortgaged Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, heating, ventilating and air conditioning systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (subject to normal wear and tear considering the age thereof and except for any such property that is obsolete, surplus, related to closed stores, or otherwise not necessary to the business of the Obligors taken as a whole). To the best knowledge of Borrower, there exist no structural or other material defects or damages in the Mortgaged Properties and none of the Obligors have received notice from any insurance company or bonding company of any defects or inadequacies in the Mortgaged Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

          5.21.4          Use. The Mortgaged Properties are used exclusively for commercial purposes and other appurtenant and related uses. The present and contemplated use of the Mortgaged Properties is in material compliance with all applicable zoning ordinances, building codes and regulations and other laws and regulations, and no material condemnation, eminent domain or expropriation has been commenced or, to the best knowledge of Borrower, threatened in writing against any Mortgaged Property. Each Obligor has all material licenses, permits, franchises, qualifications, certificates of occupancy and other governmental authorizations necessary to own, lease and operate the Mortgaged Properties owned by it. Each Mortgaged Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Properties are located in or have access to the public right-of-way abutting such Mortgaged Properties, and all such utilities are connected so as to serve such Mortgaged Properties without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the applicable Mortgaged Property. All roads necessary for the full utilization of the Mortgaged properties for their current purpose have been completed and dedicated to public use and accepted by all Governmental Bodies.

          5.21.5          Flood Zone. Except as shown on the surveys delivered to Agent with respect to the Mortgaged Properties, no portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards.

          5.21.6          REAs. With respect to each REA (i) such REA is in writing and there is no oral agreement with respect thereto, (ii) the copy of such REA delivered to Lender is true and complete in all material respects, (iii) Borrower has no knowledge of any notice of termination or default with respect to any REA and (iv) no Obligor has assigned or pledged such REA or any interest therein except to Agent and Congress Agent.

          5.21.7          Mortgaged Property Leases. Except as set forth on Schedule 5.21.7 there are no Mortgaged Property Leases as of the Closing Date.

          5.22          Leases. Set forth on Schedule 1.1(D) attached hereto is a complete and accurate list of all of the Leased Properties. The Lease with respect to each Leased Property is in full force and effect The copies of the Leases previously delivered by Borrower to Agent are true, correct and complete in all material respects and no Lease has been modified, amended, supplemented or restated except pursuant to the written instruments which have been previously delivered by Borrower to Agent. Except as set forth on Schedule 5.22(i), there are no defaults by any party under any of the Leases or, to Borrower's knowledge, any events or circumstances which, with the giving of notice or passage of time, or both would result in a default by any party under any of the Leases. Except as set forth on Schedule 5.22(ii), there are no subleases, sublicenses or similar occupancy agreements pursuant to which the Obligor which is the lessee under a Lease has sublet or sublicensed to any other Person all or any portion of the Leased Premises under such Lease. Except as set forth on Schedule 5.22(iii), each of the Leases is a direct lease between the fee owner thereof, as lessor, and the applicable Obligor which is the lessee thereunder, as lessee, and none of the Leases is a sublease or otherwise subject to the terms of another lease or groundlease. The Security Interests are first priority Liens in and to the Leases and the Lease Interests which are subject to no other Liens other than the Congress Junior Lease Interests Lien which is subordinate to the Security Interests. The Obligors have not granted any Lien with respect to the Leases or the Lease Interests other than the Security Interests and the Congress Junior Lease Interests Lien. None of the Leases is a Capitalized Lease except as otherwise indicated on Schedule 5.15.

          5.23          Congress Loan Instruments. The Congress Loan Instruments are in full force and effect, the certified copies of the Congress Loan Instruments delivered to Agent at Closing are true, complete and accurate and have not been amended, modified, supplemented or restated.

ARTICLE VI

AFFIRMATIVE COVENANTS

          Until all of Borrower's Obligations are paid and performed in full, and all of Commitments have been terminated, Borrower agrees that it shall, and shall cause each Guarantor to, comply with the following covenants.

          6.1          Legal Existence; Good Standing. Borrower shall, and shall cause each Guarantor to, maintain its existence and its good standing in the jurisdiction of its incorporation or formation and maintain its qualification to transact business in any state in which in the failure so to qualify would have a Material Adverse Effect and, in any event, in each state in which either a Mortgaged Property owned by it is located or a Leased Property as to which it is the lessee is located.

          6.2          Inspection. Borrower shall, and shall cause each Guarantor to, permit representatives of Agent, during normal business hours and upon reasonable prior notice if no Event of Default or Incipient Default exists, or at any time without prior notice if any Event of Default or Incipient Default exists (i) to inspect the Mortgaged Properties and Leased Properties and conduct such environmental and engineering studies thereon as Lender may reasonably require and (ii) to visit its offices, to examine and inspect its books and records and accountants' reports relating thereto and to make copies or extracts therefrom. Agent shall use commercially reasonable efforts to coordinate such activities with Congress Agent to avoid duplication.

          6.3          Compliance with Laws. Comply with all federal, state and local laws, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees applicable to the Obligors and their operations, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

          6.4          Financial Statements. If Borrower is no longer subject to or in compliance with the reporting requirements of Sections 13 and 15 of the Securities Exchange Act or does not have securities listed on a national securities exchange, Borrower shall furnish to Agent:

          6.4.1          Quarterly Statements. As soon as available and in any event within 45 days after the close of each fiscal quarter:

          (a)          the consolidated and consolidating balance sheet of each division of Borrower as of the end of such fiscal quarter, and

          (b)          the consolidated and consolidating statements of operations of Borrower for such fiscal quarter, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, all in reasonable detail, containing such information as Agent reasonably may require, and certified as fairly presenting in all material respects the financial position and results of operations of Borrower, subject to normal year-end adjustments, by the chief financial officer or other authorized officer of Borrower.

          6.4.2          Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year:

          (a)          the consolidated balance sheet of Borrower as of the end of such fiscal year and the statements of operations, cash flows and shareholders' equity (collectively, the "Annual Financial Statements") of Borrower for such fiscal year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and

          (b)          an opinion of the Accountants that shall accompany the Annual Financial Statements, which opinion shall be unqualified as to going concern and scope of audit, stating that (i) the examination by such accounting firm in connection with such Annual Financial Statements has been made in accordance with generally accepted auditing standards, (ii) such Annual Financial Statements have been prepared in conformity with GAAP and in a manner consistent with prior periods, and (iii) such Annual Financial Statements fairly present in all material respects the financial position and results of operations of Borrower.

          6.5          Other Information. Borrower shall furnish, and shall cause each Guarantor to furnish, to Agent:

          6.5.1          Notice of Defaults; Loss. Prompt notice if: (i) there shall occur and be continuing an Event of Default, accompanied by a statement setting forth what action Borrower proposes to take in respect thereof, or (ii) any event shall occur which has had or would reasonably be expected to have a Material Adverse Effect, including the amount of the estimated amount of any loss or adverse effect.

          6.5.2          Notice of Suits; Adverse Events. Prompt notice of: (i) any citation, summons, subpoena, order to show cause or other order naming any Obligor a party to any proceeding before any Governmental Body which would reasonably be expected to have a Material Adverse Effect, including with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise, agreement or other authorization issued to any Obligor by any Governmental Body or any other Person that is material to the operation of any Mortgaged Property, any Leased Property or any of the other Collateral, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such material license, permit, franchise, agreement or other authorization and (iv) any dispute between any Obligor and any Governmental Body or any other Person, which lapse, termination, refusal or dispute referred to in clauses (ii) and (iii) above or in this clause (iv) would reasonably be expected to have a Material Adverse Effect.

          6.5.3          ERISA Matters. Prompt notice if and when any Obligor or any ERISA Affiliate is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, together with a copy of the notice of such reportable event given or required to be given to the PBGC.

          6.5.4          Lease Defaults or Events. Prompt notice of (i) the receipt or giving of any notice or other communication with respect to the existence of a default by any party under any Major Lease or of any material default by any party under any Lease, (ii) the occurrence of any event or circumstance which is a default by any party under any Lease or which would, with the passage of time or the giving of notice, or both, result in a default by any party under any Major Lease or of any material default by any party under any Lease, (iii) the occurrence of any casualty or condemnation regarding any Leased Property or (iv) the occurrence of any event or circumstance, whether or not a default, which would enable any party to a Lease to terminate the Lease or otherwise exercise a right or remedy which could materially and adversely affect the applicable Lease Interest.

          6.5.5          Other Information. Promptly upon request therefor, such other information and reports relating to the past, present or future financial condition, operations, plans and projections of Borrower or any Guarantor or with respect to the Mortgaged Properties, the Leased Properties or any other Collateral as Agent reasonably may request from time to time.

          6.5.6          Congress Loan Defaults. Prompt notice of the occurrence of any Congress Loan Default or any Congress Loan Incipient Default (to the extent such a notice is given or received under, or with respect to, the Congress Loan).

          6.5.7          Delivery of Weekly Reports. Concurrently with the delivery thereof to Congress Agent, copies of any weekly (or other regular) reports regarding the Collateral, any financial matter regarding the Obligors, the business, financial or other operations of the Obligors or any similar matters which are delivered by the Obligors to Congress Agent.

          6.5.8          Other Materials Delivered to Congress Agent. Promptly, upon the written request of Agent, copies of any reports, schedules, appraisals or documents or written materials (other than those otherwise required to be delivered pursuant to Section

6.5.7 of this Loan Agreement) regarding the Collateral, any financial matter regarding the Obligors, the business, financial or other operations of the Obligors or any similar matters which are delivered by the Obligors to Congress Agent.

          6.6          Property Specific Matters. Borrower shall, and shall cause each Guarantor to:

          6.6.1          Title. Defend (i) title to the Mortgaged Properties owned by it and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (ii) the validity and priority of the Security Interests, in each case against the claims of all Persons whomsoever.

          6.6.2          Physical Condition. Maintain the Mortgaged Properties in the condition described in the inspection reports delivered by Borrower to Agent prior to the date of this Loan Agreement, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, heating, ventilating and air conditioning systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, and make all necessary replacements and renewals (subject to reasonable wear and tear considering the age thereof, but including the replacement of Fixtures and Equipment necessary to the operation of the Mortgaged Properties) to the Mortgaged Properties so that the value thereof shall not be impaired.

          6.6.3          Use. Use the Mortgaged Properties exclusively for commercial purposes and other appurtenant and related uses in material compliance with all applicable zoning ordinances, building codes and regulations and other laws and regulations.

          6.6.4          Licenses, Permits and Agreements. Maintain in full force and effect and comply in all material respects with all licenses, permits and agreements, including REAs, applicable to the Mortgaged Properties, except to the extent that failure to maintain or comply with licenses, permits and agreements would not cause a Material Adverse Effect.

          6.6.5          Mortgaged Property Leases. Perform all of its obligations under each Mortgaged Property Lease.

          6.7          Insurance; Claims and Proceeds. Borrower shall, and shall cause each Guarantor to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage (except that such policies shall provide, solely in the event of non-payment of premiums, for at least ten (10) days prior written notice to Agent of any cancellation or reduction of coverage) and that Agent may act as attorney for Borrower and each Guarantor in obtaining (if Borrower or any Guarantor fails to do so), and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the Casualty Proceeds or other proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower, any Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any Casualty Proceeds or other insurance proceeds received by Agent at any time may, at Agent's election, be applied to payment of Borrower's Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to Borrower's Obligations, Advances may be available, subject and pursuant to the terms and conditions hereof, to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such Casualty Proceeds or other insurance proceeds. Agent's and Lender's rights under this Section 6.7 shall be subject to the rights of Congress Agent and the terms of the Inter-Creditor Agreement.

          6.8          Condemnation. Borrower shall, and shall cause each Guarantor to, promptly notify Agent of the institution of any proceeding for Condemnation with respect to all or any portion of the Mortgaged Properties. Agent may participate in any such proceeding and Borrower will deliver, and will cause any Guarantor to deliver, to Agent all instruments necessary or required by Agent to permit such participation. Without the prior written consent of Agent, Borrower shall not, and shall not permit any Guarantor to (i) agree to any compensation or award or (ii) take or fail to take any action which would case the compensation or award to be determined. Borrower authorizes (and shall cause each Guarantor to authorize) Agent to collect and receive all Condemnation Proceeds and to give proper receipts therefor. All Condemnation Proceeds, at the option of Agent, may be (i) applied to the payment of Borrower's Obligations in accordance with subsection 2.7.2 or (ii) held by Agent and applied to pay for the cost non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required as a result of the applicable Condemnation, in accordance with the disbursement procedures described above applicable to Casualty Proceeds.

          6.9          Taxes and Claims; Tax Deposits.

          6.9.1          Payment of Taxes. Borrower shall, and shall cause each Guarantor to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) upon its Property, provided that (i) no Obligor shall be required to pay any such amount if the same is being contested diligently and in good faith by appropriate proceedings and as to which Borrower has set aside reserves on its books reasonably satisfactory to Agent and in accordance with GAAP and (ii) compliance by Borrower and Guarantors with subsection 6.9.3 relating to taxes and assessments on the Mortgaged Properties shall be deemed compliance with this Section

6.9.1 with respect to such taxes and assessments on the Mortgaged Properties. Borrower shall not suffer or permit, and shall not permit any Guarantor to suffer or permit, the joint assessment of any portion of the Mortgaged Properties with any other real property constituting a separate tax lot or with any other Property.

          6.9.2          Payment of Other Claims. Borrower shall, and shall cause each Guarantor to, pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien upon any of the Mortgaged Properties or which could result in a default under any Lease; provided that no Obligor shall be required to pay any such claim or demand (i) if the same is being contested diligently and in good faith by appropriate proceedings and (ii) with respect to any amount in dispute in excess of $100,000, Borrower provides Agent with an indemnity, bond or other security satisfactory to Agent (including an endorsement to Agent's title insurance policy insuring against such claim or demand) assuring the discharge of Borrower's or any Guarantor's obligations for such claims and demands, including interest and penalties.

          6.9.3          Deposits for Taxes. Borrower shall deposit, and shall cause each Guarantor to deposit, with Agent, on the first Business Day of each month, a sum equal to (i) the amount of all general and special real estate taxes and assessments next due upon each of the Mortgaged Properties, divided by (ii) the number of months to elapse before one month prior to the date when such taxes and assessments will become due and payable; provided, however, that, without otherwise limiting the general applicability of the foregoing, solely with respect to the first installment of real estate taxes which will next be due and payable with respect to any Mortgaged Property, Borrower shall only be required to make such monthly deposits in an amount equal to one twelfth (1/12) of such installment. If such deposits are insufficient to pay any such taxes or assessments when the same become due and payable, Borrower, within ten days after receipt of demand therefor from Agent, shall deposit, or cause the applicable Guarantor to deposit, such additional funds as may be necessary to eliminate such insufficiency. If such deposits exceed the amount required to pay such taxes and assessments for any year, the excess shall be credited against the next succeeding deposit or deposits to be made by Borrower or the applicable Guarantor. Such deposits shall be used for the payment of taxes and assessments on the Mortgaged Properties next due and payable when they become due; provided that Agent shall not be liable for any failure to apply such deposits to the payment of such taxes and assessments unless Agent shall have received from Borrower a request for payment accompanied by the bills for such taxes and assessments not less than thirty days prior to the date due. Such deposits shall be kept separate and apart from any other funds of Agent and shall be invested in Cash Equivalents upon the specific written directions of Borrower. In the event Borrower directs Agent to invest such deposits, Agent shall bear no liability for any losses on any funds so invested, including as a result of any liquidation of such investment necessary in order to enable Agent to pay such taxes and assessments on a timely basis. Upon the request of Borrower, Agent shall account to Borrower for the amounts then on deposit.

          6.10          Environmental Matters. Borrower shall, and shall cause each Guarantor to, comply at all times with, and be responsible for, its obligations under all Environmental Laws applicable to the Mortgaged Properties. At its sole cost and expense, Borrower shall, and shall cause each Guarantor to, (i) comply in all respects with (A) any notice of any violation or administrative or judicial complaint or order having been filed against any portion of any Mortgaged Property or against Borrower or any Guarantor with respect to any portion of any Mortgaged Property alleging violations of any law, ordinance and/or regulation requiring Borrower or any Guarantor to take any action in connection with the release, transportation and/or clean-up of any Hazardous Materials, and (B) any notice from any Governmental Body or any other Person alleging that it is or may be liable for costs associated with a response or clean-up of any Hazardous Materials or any damages resulting from such release or transportation, or (ii) diligently contest in good faith by appropriate proceedings any demands set forth in such notices provided (A) reserves in an amount reasonably satisfactory to Agent to pay the costs associated with complying with any such notice are established and (B) no Lien would or will attach to the Mortgaged Property which is the subject of any such notice as a result of any compliance by it which is delayed during any such contest. Promptly upon receipt of any notice described in the foregoing clause (i), Borrower shall deliver to Lender a copy thereof. Borrower shall permit, and shall cause Guarantor to permit, Agent to conduct or cause to be conducted an Environmental Audit or other site assessment, or to cause any existing Environmental Audit or site assessment to be updated, with respect to any Mortgaged Property at any time. All costs of such Environmental Audits and site assessments shall be paid by Borrower.

          6.11          Leasing Matters. Borrower shall, and shall cause each Guarantor to (i) perform its obligations under all Leases, (ii) enforce the material obligations of all lessors to the Leases, (iii) promptly furnish to Agent any notice of default or termination received by Borrower or any Guarantor from any such lessor, and any notice of default or termination given by Borrower or any Guarantor to any such lessor, (iv) not pay any rents for more than thirty days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent, (v) use commercially reasonable efforts to obtain and furnish to Agent at Agent's request written estoppels in form and substance reasonably satisfactory to Lender executed by the lessors under such Leases confirming the term, rent and other provisions and matters relating to such Leases and (vi) promptly provide to Agent fully executed copies of any written amendments, modifications, supplements or restatements to any Lease, any document, instrument or notice providing for the termination, assignment or sublease of any Lease, and any document, instrument or notice providing for the exercise of any option to extend the term of any Lease.

          6.12.          REAs. Borrower shall, and shall cause each Guarantor to (i) perform its obligations under all REAs, (ii) enforce the material obligations to be performed by other parties under any REA and (iii) promptly furnish to Agent any notice of default or termination received by Borrower or any Guarantor from any other party to any REA, and any notice of default or termination given by Borrower or any Guarantor to any other party to any REA.

          6.13          Approvals. Upon the exercise by Agent or Lenders of any power, right or privilege pursuant to the provisions of any of the Loan Instruments requiring any consent, approval or authorization of any Governmental Body or other Person, Borrower shall, and shall cause each Guarantor to, promptly execute or cause the execution of all applications, certificates, documents, instruments and other agreements that may be required for such consent, approval or authorization.

          6.14          Further Assurances. Borrower shall, and shall cause each Guarantor to, execute and deliver to Agent and Lenders such additional documents as Agent reasonably may require from time to time to carry out the purposes of the Loan Instruments and to protect Agent's and Lenders' rights thereunder, including, without limitation, taking such actions as are necessary or as Agent reasonably may request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, control agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of other collateral with respect to which perfection is obtained by possession) to ensure that (i) Borrower's Obligations are secured by the Mortgaged Properties, Lease Interests and other Collateral owned by Borrower and guaranteed by Guarantor and (ii) Guarantors' Obligations are secured by the Mortgaged Properties, Lease Interests and other Collateral owned by Guarantors.

          6.15          Monthly Certifications. On or before the tenth (10th) Business Day of each month, Borrower shall deliver to agent a certificate, in a form reasonably acceptable to Agent, executed by a financial officer of Borrower which (i) certifies to Agent that Borrower is in compliance, as of the last day of the immediately preceding month, with each of the covenants set forth in Sections 7.17, 7.18 and 7.19 of this Loan Agreement, (ii) sets forth Borrower's calculation of (A) the EBITDA of Borrower and its Subsidiaries, (B) the Combined Maximum Borrowing Amount, (C) the Testing Collateral Amount and (D) Adjusted Total Debt as of such last day of the immediately preceding month and (iii) includes or attaches such documentation or other evidence that Agent may reasonably require to confirm such calculations of Borrower.

          6.16          Certain Requirements as to Newly Acquired Owned Real Properties. Prior to the purchase or acquisition by Borrower or any Guarantor of any additional Owned Real Property after the Closing, Borrower shall, or shall cause such Guarantor to, as applicable, notify Agent of such expected purchase or acquisition not later than twenty (20) days prior to such purchase or acquisition and shall do, or cause such Guarantor to do, as applicable, each of the following: (i) not later than ten (10) days prior to such purchase or acquistiion, provide to Agent such title insurance commitments, Business Insurance documentation, ALTA surveys, appraisals, property condition reports, Environmental Audits and other documents and items with respect to such Owned Real Property as are reasonably required by Agent and in such form as are reasonably acceptable to Agent and (ii) concurrently with the consummation of such purchase or acquisition execute and deliver to Agent a Mortgage with respect to such Owned Real Property reasonably acceptable to Agent and (iii) concurrently with the consummation of such purchase or acquisition, deliver to Agent an ALTA mortgagee's policy of title insurance (ALTA Revised 1992 Form) in favor of Agent with respect to such Mortgaged Property, issued by Chicago Title Insurance Company, in the amount determined by Agent, showing that the applicable Obligor which is the mortgagor with respect thereto has good and marketable title to such parcel and insuring that the Mortgage covering such parcel constitutes a valid Lien on such parcel, subject only to Permitted Encumbrances. Upon any such purchase or acquisition of such a Mortgaged Property, Agent shall, in its sole and absolute, but good faith, discretion determine and notify Borrower of (A) the applicable Mortgaged Property Value for such Mortgaged

Property and (B) the applicable "Minimum Proceeds Amount" for such Mortgaged Property (as contemplated on Schedule 1.1(A) to this Loan Agreement), and this Loan Agreement shall be deemed, without requirement of further action of any party hereto, to incorporate such Mortgaged Property Value and such "Minimum Proceeds Amount" as specified by Agent in such notice to Borrower.

          6.17          Certain Requirements as to Newly Acquired Lease Interests. Prior to the entering into or acquisition by Borrower or any Guarantor of any new Lease or Leased Interest after the Closing, Borrower shall, or shall cause such Guarantor to, as applicable, notify Agent thereof not later than five (5) days prior thereto and shall do, or cause such Guarantor to do, as applicable, each of the following: (i) concurrently with the entry into or acquisition of such Lease, use commercially reasonable efforts to deliver to Agent a Landlord's Agreement with respect thereto (provided, however, if Borrower shall request of Agent that such Lease be deemed a Major Lease then Borrower shall be required to deliver such a Landlord's Agreement with respect thereto unless such requirement is waived in writing by Agent), (ii) if Agent so requests, promptly execute and deliver to Agent either an amendment of the existing Borrower Collateral Assignment of Leases or Guarantors Collateral Assignment of Leases, as applicable, in form and substance acceptable to Agent, (iii) if Borrower is requesting of Agent that such Lease be deemed a Major Lease, promptly deliver to Agent an appraisal of the value of such Lease Interest prepared by an appraiser reasonably acceptable to Agent. Solely in the event that Agent and Borrower have agreed (as contemplated in Section 1.1 of this Loan Agreement) to deem any such new Lease to be a Major Lease, then, following such entry into or acquisition of such a new Major Lease or the Leased Interest with respect thereto, Agent shall, in its sole and absolute, but good faith, discretion determine and notify Borrower of any increase to the Lease Interest Value as a result of such entry into or acquisition of such new Major Lease or the Leased Interest with respect thereto (as contemplated on Schedule 1.1(C) to this Loan Agreement), and this Loan Agreement shall be deemed, without requirement of further action of any party hereto, to incorporate any such increased Lease Interest Value as determined by Agent and specified by Agent in such notice to Borrower. In the event that Agent and Borrower do not agree (as contemplated in Section 1.1 of this Loan Agreement) to deem any such new Lease to be a Major Lease, then there shall be no modification to the Lease Interest Value as a result of the entry into or acquisition of such new Lease or the Leased Interest with respect thereto.

          6.18          Fees Payable to Congress. If (i) any Obligor pays to Congress Agent or Congress Lenders any fee or similar charge (which shall not include (i) any interest on the Congress Principal Balance provided for under the Congress Loan Instruments, (ii) any so called "early termination fee" or (iii) any prepayment fee, premium or penalty) after the initial closing of the Congress Loan, including, without limitation, any so called "forbearance fee", "default waiver fee", "amendment fee" or similar fee or charge and (ii) Agent does not have the right, pursuant to the Inter-Creditor Agreement, to prohibit the payment of such fee or similar charge, then, at the time such Obligor pays to Congress Agent or Congress Lenders such fee or similar charge, said Obligor shall pay to Agent a fee or similar charge (as applicable) in an amount which is equal to the product of (i) the ratio of (A) such fee or similar charge to (B) $170,000,000, multiplied by (ii) the Term Loan Portion and multiplied by (iii) 150%.

          6.19          Professional Liquidator. In the event that Obligors sell or close more than 10 of their stores either (i) in a single transaction or (ii) in a single year, then Borrower shall give due and reasonable consideration to hiring a professional liquidator to handle the liquidation and disposition of the Inventory and other tangible personal property at such stores.

ARTICLE VII

NEGATIVE COVENANTS

          Until all of Borrower's Obligations are paid and performed in full and all of the Commitments have been terminated, Borrower shall not, and shall not permit any Guarantor to, fail to comply with the following covenants.

          7.1          Debt. Borrower shall not, and shall not permit any Guarantor to, create, incur, assume, suffer or permit to exist any Debt except (i) Borrower's Obligations, (ii) Guarantor's Obligations, (iii) Permitted Senior Debt, (iv) the Debt of Borrower to a Guarantor or the debt of any Guarantor to Borrower or any other Guarantor arising after the date hereof pursuant to loans permitted by Congress Agent under Section 9.10(g) of the Congress Loan Agreement, (v) Debt entered into in the ordinary course of business under interest rate protection agreements which is either (A) unsecured Debt or (B) Debt to Congress Agent, Congress Lenders or any of their Affiliates which is secured by the Congress Liens, but as to which additional Congress Reserves are actually established and maintained pursuant to, and in accordance with, Section 1.117(xx) of the Congress Loan Agreement (as in effect as of the date of this Loan Agreement), (vi) unsecured Debt arising after the date hereof in the ordinary course of business pursuant to guarantees in favor of third parties by Borrower or any Guarantor of the obligations of its customers under leases of real property from such third parties to such customers, provided that the maximum aggregate amount that the Obligors may be required to pay pursuant to all such guarantees in any fiscal year shall not exceed $2,500,000, (vii) unsecured Debt arising after the date hereof to any third person not to exceed in the aggregate $2,500,000, (viii) Debt arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute Permitted Purchase Money Debt, (ix) Debt, existing as of the date hereof, which consists of unsecured obligations to pay the deferred purchase price of property or services and which is set forth on Schedule 7.1 attached hereto and (x) other unsecured Debt, existing as of the date hereof, which is set forth on Schedule 7.1 attached hereto.

          7.2          Liens. Borrower shall not, and shall not permit any Guarantor to, create, incur, assume or suffer to exist any Lien upon all or any portion of the Collateral, whether now owned or hereafter acquired, except:

          (a)          the Security Interests;

          (b)          Permitted Encumbrances;

          (c)          Permitted Senior Debt Liens;

          (d)          the Congress Junior Lease Interests Lien;

          (e)          leases, subleases, licenses and easements permitted under Section 7.4;

          (f)          Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; provided that no notice of Lien has been filed or recorded;

          (g)          Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, provided Borrower and Guarantors are in compliance with subsection 6.9.2 with respect thereto and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves);

          (h)          Liens in respect of judgments or awards with respect to which no Event of Default would exist pursuant to subsection 8.1.7;

          (i)          pledges and deposits of cash by Borrower or any Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, social security, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

          (j)          pledges and deposits of cash by Borrower or any Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Debt), leases, surety and appeal bonds, statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance or surety and appeal bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent and as to any surety and appeal bonds, the judgment for which any such bond or bonds are being provided shall not otherwise constitute an Event of Default hereunder;

          (k)          Liens arising from (i) operating leases of equipment or other personal property and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other goods which are not owned by Borrower or any Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof), whether pursuant to consignment arrangements or otherwise, from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

          (l)          Liens or rights of setoff against credit balances of Borrower or any Guarantor with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower or such Guarantor in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Borrower or Guarantors, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrower or any Guarantor to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

          (m)          statutory or common law Liens or rights of setoff of depository banks with respect to funds of Borrower or Guarantors at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrower and Guarantors at such banks (but not any other Debt or obligations); and

          (n)          the security interests and Liens upon equipment and related personal property assets permitted to secure refinancings of Permitted Purchase Money Debt in accordance with the terms of Section 7.1(ix) hereof.

          7.3          Sale, Transfer or Lease of Collateral: Borrower shall not, and shall not permit any Guarantor to, sell, convey, lease, terminate, assign, transfer or otherwise dispose of any Collateral, or enter into any agreement with respect to any of the foregoing, except for:

          (i)          sales of tangible personal property in the ordinary course of business;

          (ii)           Permitted Other Collateral Sales, provided, however, that Obligors shall not, without the prior written consent of Agent, sell, convey, transfer or otherwise dispose of any fixtures, trade fixtures or equipment located at, or forming a part of, any Leased Property which is leased under a Major Lease;

          (iii)           a sale of a Mortgaged Property which is a Permitted Mortgaged Property Sale;

          (iv)           the sale, transfer, sublease or assignment of a Lease Interest which is a Permitted Lease Interest Transaction;

          (v)           the sale of all or substantially all of the assets of the United Wholesale Division provided, however, that any assets of the United Wholesale Division which are Mortgaged Properties shall only be sold provided that such sale is a Permitted Mortgaged Property Sale and that any assets of the United Wholesale Division which are Leases or Lease Interests shall only be sold provided that such sale is a Permitted Lease Interest Transaction;

          (vi)           the sale by Family Fare, LLC of the capital stock owned by it of MDP, L.L.C. and the capital stock of Port Clinton Realty Company provided that such sales are on commercially reasonable terms in bona fide arms' length transactions with persons who are not Affiliates, provided that for the purposes of the sale of MDP, Holiday Paddington Ventures, L.L.C. shall not be deemed to be an Affiliate and for purposes of the sale of Port Clinton Realty Company, Sandusco, Inc. shall not be deemed an Affiliate;

          (vii)           the licensing by Borrower or any Guarantor of intellectual property owned by it to another Obligor; provided, that, as to any such license: (A) any rights of such Borrower or Guarantor shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default), and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent;

          (viii)          the abandonment or cancellation of trademarks or the failure to maintain or not renew, or the allowing to lapse of, any trademarks as registered under the laws of any country which are not material and are no longer used or useful in the business of any Obligor or any subsidiary or Affiliate of any Obligor and do not appear on or are not otherwise affixed to or incorporated in any inventory or equipment or necessary in connection with the records of any Obligor or any subsidiary or Affiliate of any Obligor and Obligors have determined in good faith in the ordinary course of their business that such trademark being abandoned or cancelled, or not maintained or renewed, or allowed to lapse, as the case may be, under the laws of the jurisdiction of any country does not have a value in excess of $100,000 as to such trademark in such country, and provided, in any event, that no Event of Default shall exist or have occurred;

          (ix)          in connection with the winding up, liquidation or dissolving of any Guarantor, the valid transfer of all Collateral of such Guarantor and all other assets or properties of such Guarantor to Borrower or another Guarantor free and clear of any Liens except Permitted Senior Debt Liens and the Security Interests and provided that each of the following conditions have been satisfied to the satisfaction of Agent: (a) the Security Interests shall remain in full force and effect in all Collateral so transferred and the validity, enforceability and priority of the Security Interests shall not be impaired, altered or adversely affected in any way, (b) such transfer shall not diminish or adversely affect the value of any Collateral in any way, (c) such transfer shall not result in the imposition of any new Lien upon any Collateral or cause a default under or the termination of any Lease, (d) such transfer is not otherwise prohibited under this Loan Agreement or the other Loan Instruments and will not cause any Event of Default to occur and (e) Borrower and Guarantors shall have delivered to Agent such documents, instruments and other items and materials, including, without limitation, any ratification documents, additional security documents, title insurance policies and opinions of counsel, as Agent shall require in its sole and absolute discretion; and

          (x)          sales or other dispositions by an Obligor of inventory, equipment and other tangible personal property assets in connection with the closing or sale of a retail store location of such Obligor to the extent such sales or other dispositions of inventory, equipment and other tangible property assets are permitted to occur under Section 9.7(b)(v) of the Congress Loan Agreement (as the same is in effect as of the date of this Loan Agreement) and would not result in a Congress Loan Default or Congress Loan Incipient Default under the Congress Loan Agreement (as the same is in effect as of the date of this Loan Agreement), provided, however, that, notwithstanding the foregoing, Obligors shall not, without the prior written consent of Agent, sell, convey, transfer or otherwise dispose of any fixtures, trade fixtures or equipment located at, or forming a part of, any Leased Property which is leased under a Major Lease.

          7.4          Leases: Borrower shall not, and shall not permit any Guarantor to, do any of the following without Agent's prior consent: (i) sublease all or any portion of any of the Leased Properties which are leased by Borrower or such Guarantor pursuant to a Major Lease, (ii) assign any of the Major Leases, (iii) terminate any of the Major Leases or (iv) amend any of the Major Leases. If Borrower or any Guarantor desires to take any of the actions contemplated in the preceding clauses (i) through (iv), then Borrower shall provide a written notice to Agent requesting Agent's consent to such action (together with such documentation regarding such action as shall be reasonably necessary to allow Agent to evaluate the request for such consent). Agent shall provide a written response to any such written request within five (5) Business Days after Agents receipt thereof.

          7.5          Entry Into or Recording of Documents. Borrower shall not, and shall not permit any Guarantor to, enter into or record against, or suffer or permit to be recorded against, any Mortgaged Property any (i) notice limiting the maximum principal amount that may be secured by the Mortgages or (ii) without the prior approval of Agent, any Mortgaged Property Lease, easement or other document, instrument or REA not included in the Permitted Encumbrances.

          7.6          Amendment of Documents with Respect to Mortgaged Properties. Borrower shall not, and shall not permit Guarantor to (i) cancel or accept surrender or termination of any Mortgaged Property Lease, any REA or any other Permitted Encumbrance, without the prior written consent of Agent, (ii) amend, modify or waive any term or provision of any Mortgaged Property Lease, any REA or any other Permitted Encumbrance (except for minor modifications, amendments and waivers entered into in the ordinary course of business, consistent with prudent property management practices and not affecting the economic terms of the applicable Mortgaged Property Lease, REA or other Permitted Encumbrance) or (iii) further assign or encumber its right, title and interest in, to and under any Mortgaged Property Lease, any REA or any other Permitted Encumbrance or agree to or cause any sublease, sublicense or similar arrangement with respect to any Mortgaged Property Lease.

          7.7          Use and Zoning Changes. Borrower shall not, and shall not permit any Guarantor to (i) substantially or materially change the use or character of any portion of any Mortgaged Property or any Leased Property without the prior written consent of Agent, which shall not be unreasonably withheld, (ii) initiate or acquiesce in any zoning variation or reclassification of any portion of any Mortgaged Property or any Leased Property or (iii) commit or suffer any waste to exist on any portion of any Mortgaged Property or any Leased Property.

          7.8          Affiliate Transactions. Borrower shall not, and shall not permit any Guarantor to, engage in any transactions with Affiliates, except that any Obligor may engage in any such transaction which either (i) is in the ordinary course of business on an arm's length basis which is no less favorable to such Obligor than could be obtained from a third party not affiliated with such Obligor or (ii) is in the ordinary course of business on a basis which is more favorable to such Obligor than could be obtained in an arm's length transaction with a third party not affiliated with such Obligor or (iii) is with an Affiliate which is also an Obligor and is in the ordinary course of business consistent with past practices in effect immediately prior to the Closing Date including, without limitation, intercompany sales between Obligors on more favorable terms than would apply to third parties.

          7.9          Management Agreements. Borrower shall not, and shall not permit any Guarantor to, enter into any agreement with respect to the management or operation of any of the Mortgaged Properties or Leased Properties without the prior written consent of Agent, such consent not to be unreasonably withheld.

          7.10          Merger and Acquisition. Borrower shall not, and shall not permit any Guarantor to, consummate or enter into any agreement to consummate any merger or consolidation with or into any Person, or any acquisition of all, or substantially all, of the capital stock, equity interests or Property of any Person, except that Borrower and any Guarantor shall be permitted to merge any Guarantor into another Guarantor or into Borrower, or consummate an acquisition of retail or distribution grocery and pharmacy businesses, provided that the amount of the aggregate purchase price or other consideration paid by Obligors in connection with all such transactions does not exceed $12,500,000 in any one Loan Year or $40,000,000 during the entire term of the Loans.

          7.11          Contingent Liabilities. Borrower shall not, and shall not permit any Guarantor to, assume, guarantee, endorse, contingently agree to purchase, become liable in respect of any letter of credit, or otherwise become liable upon the obligation of any Person, except (i) liabilities arising from the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) guarantees of the obligations of any other Obligor, (iii) guarantees permitted under Section 7.1(vi) hereof and (iv) guarantees of the Debt which consists of unsecured obligations to pay the deferred purchase price of property or services and which is set forth on Schedule 7.1 hereto.

          7.12          Dividends and Distributions. Borrower shall not, and shall not permit any Guarantor to, (i) pay any dividends or distributions other than those which required pursuant to such Obligor's incorporation or formation documentation existing as of the Closing Date or pursuant to other documents governing the equity structure of such Obligor existing as of the Closing Date or (ii) increase the amount of any such permitted dividends or distributions, provided, however, that any subsidiary of Borrower may pay dividends to Borrower; provided, however, that the foregoing shall not prohibit any Obligor from (a) paying any dividends or distributions to another Obligor or (b) making any stock dividends or stock distributions.

          7.13          Payments of Debt. Borrower shall not, and shall not permit any Guarantor to, make any voluntary or optional prepayment of any Debt other than (i) Borrower's Obligations and (ii) payments on the Permitted Senior Debt.

          7.14          Chief Executive Office. Borrower shall not, and shall not permit any Guarantor to, change the location of its chief executive office unless (i) Agent shall have received at least

30 days' prior written notice thereof, (ii) Agent shall have received satisfactory evidence that such change would not reasonably be expected to have a Material Adverse Effect and (iii) such Obligor shall have executed and delivered to Agent any documents Agent may require in order to maintain the validity and priority of the Security Interests.

          7.15          Amendment of Congress Loan Instruments. Except as otherwise set forth in the Inter-Creditor Agreement, unless it shall have obtained Agent's prior written consent, Borrower shall not, and shall not permit any Guarantor to, amend, modify, supplement or restate any of the Congress Loan Instruments or enter into any agreement providing for the amendment, modification, supplementation or restatement of any of the Congress Loan Instruments.

          7.16          Loans and Investments. Borrower shall not, and shall not permit any Guarantor to, purchase or otherwise acquire, hold or invest in the capital stock of, or any other interest in, any Person other than another Obligor, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution or otherwise, in or with any Person other than another Obligor, including, without limitation, any Affiliate, except (i) investments in direct obligations of, or instruments unconditionally guaranteed by, the United States of America or in certificates of deposit issued by a Qualified Depository; (ii) investments in commercial or finance paper which, at the time of investment, is rated "A," or better by Moody's Investors Service, Inc., or Standard & Poor's Corporation, respectively, or at the equivalent rate by any of their respective successors; (iii) any interests in any money market account maintained, at the time of investment, with a Qualified Depository, the investments of which, at the time of investment, are restricted to the types specified in clause (i) above; (iii) Cash Equivalents; (iv) loans and advances by the Obligors to employees of the Obligors provided that the total amount of any such loans outstanding at any time does not exceed $250,000; (v) stock or obligations issued to any Obligor by any Person that is not an Obligor (or the representative of such Person that is not an Obligor) in respect of Debt of such Person that is not an Obligor owing to such Obligor in connection with the bankruptcy, insolvency, receivership or reorganization of such Person that is not an Obligor or a composition or readjustment of the debts of such Person that is not an Obligor; (vi) obligations of any account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor; (vii) acquisitions permitted under Section 7.10 hereof; (viii) the loans and advances set forth on Schedule 7.16 hereto; (ix) the equity investments of the Obligors, existing as of the date of this Loan Agreement, in any subsidiaries of the Obligors; (x) loans to, or investments in, Spartan Insurance Company Ltd. to the extent required for it to comply with applicable laws concerning its solvency provided that the aggregate amount of all such loans and investments shall not exceed $1,000,000 in any fiscal year or such greater amount which is required to comply with such applicable laws concerning its solvency and which is permitted under Section 9.10(c) of the Congress Loan Agreement as such Congress Loan Agreement is in effect on the date hereof; and (xi) loans of money or property (other than Collateral) after the date hereof by Borrower or any Guarantor to any Person (other than to Borrower or a Guarantor), including customers of Borrower or any Guarantor consistent with the current practices of Borrower and Guarantors as of the date hereof (and including advances to customers that are repaid through the purchase of goods by such customers), provided that the aggregate amount of all such loans (A) shall not exceed $2,500,000 as to any one party (or group of Persons that are Affiliates) unless approved by Agent, and in any such event not to exceed $5,000,000, (B) in the case of such loans made after the date hereof, shall not exceed $10,000,000 plus the amount equal to all repayments of principal received by Borrower and Guarantors after the date hereof in cash or other immediately available funds, or repayments of principal in accordance with the terms of the Debt pursuant to the purchase of inventory, in respect of existing loans and advances to third parties made prior to the date hereof and set forth on Schedule 7.16 hereto, and (C) together with the aggregate amount of the existing loans and advances to third parties set forth on Schedule 7.16, shall not exceed, in the aggregate, the amount of $20,000,000 outstanding at any one time.

          7.17          Minimum EBITDA Covenant. At any time that Excess Availability (as defined in the Congress Loan Agreement as in effect as of the date of this Loan Agreement) is less than $30,000,000, the EBITDA of Borrower and its Subsidiaries for the twelve (12) or thirteen (13), as applicable, consecutive fiscal four (4) week periods (treated as a single accounting period and with each fiscal four (4) week period determined in accordance with the current accounting practices of Borrower and Guarantors as in effect on the date hereof) ending on the last day of the most recent fiscal four (4) week period for which financial statements of Borrower and its Subsidiaries are available or have been received by Agent shall be not less than the amounts set forth on Schedule 7.17 with respect to such period, provided, that, (a) prior to the effective date of the sale of all or substantially all of the assets of the United Wholesale Division to the extent permitted under this Loan Agreement, the amounts set forth in Part I of Schedule 7.17 hereto with respect to such period then ending shall be applicable and (b) on and after the date of the sale of all or substantially all of the assets of the United Wholesale Division to the extent permitted under this Loan Agreement, the amounts set forth in Part II of Schedule 7.17 hereto with respect to such period then ending shall be applicable.

          7.18          Testing Covenant. At any time at which there is any Revolving Loan Portion outstanding, Borrower shall not permit (A) the Adjusted Total Debt to exceed (B) the Testing Collateral Amount by more than $1,000,000 for a period of more than two (2) consecutive calendar weeks unless a reserve or holdback, in an amount which will result in the Adjusted Total Debt not exceeding the Testing Collateral Amount, is established under the Congress Loan Agreement in accordance with Section 2.15 of the Inter-Creditor Agreement.

          7.19          Capital Expenditures Covenant. Borrower and Guarantors shall not permit the aggregate amount of all Capital Expenditures of Borrower and Guarantors during any fiscal quarter to exceed the amount indicated for such fiscal quarter set forth on Schedule 7.19 hereto; provided, that, (a) in the event that the actual amount of Capital Expenditures of Borrower and Guarantors during any fiscal quarter are less than the amount permitted hereunder for such fiscal quarter, Capital Expenditures may be made in any of the next three (3) consecutive fiscal quarters immediately thereafter in the amount of such excess, provided, that, such excess amount shall only be used for Capital Expenditures in any of such subsequent three (3) consecutive fiscal quarters, if after giving effect to the payment thereof, there is Excess Availability (as defined in the Congress Loan Agreement as in effect on the date of this Loan Agreement) of not less than $20,000,000 and (b) the limitation on the Capital Expenditures of Borrower and Guarantors shall only apply in any fiscal quarter if at any time during the immediately preceding quarter, Excess Availability (as defined in the Congress Loan Agreement as in effect on the date of this Loan Agreement) was less than $30,000,000.

ARTICLE VIII

DEFAULT AND REMEDIES

          8.1          Events of Default. The occurrence of any of the following shall constitute an Event of Default under the Loan Instruments:

          8.1.1          Default in Payment. If Borrower shall fail to pay all or any portion of Borrower's Obligations on or before the third (3rd) business day after the same become due and payable.

          8.1.2          Breach of Covenants.

          (a)          If Borrower shall fail to observe or perform any covenant or agreement made by Borrower contained in subsection 6.5.1, Sections 6.1, 6.2, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.16, 6.17 or 6.18 or in Article VII;

          (b)          If Borrower shall fail to observe or perform any covenant or agreement made by Borrower contained in Sections 6.3, 6.5 (other than subsection 6.5.1) or 6.15 and such failure shall continue for 20 days; and

          (c)          If Borrower or any Guarantor shall fail to observe or perform any covenant or agreement (other than those referred to in subparagraphs (a) and (b) above or specifically addressed elsewhere in this Section 8.1) made by such Obligor in any of the Loan Instruments to which such Obligor is a party, and such failure shall continue for a period of thirty (30) days.

          8.1.3          Breach of Warranty. If any representation or warranty made by or on behalf of any Obligor in or pursuant to any of the Loan Instruments or in any instrument or document furnished in compliance with the Loan Instruments shall prove to be false or misleading in any material respect at any time.

          8.1.4          Congress Loan Defaults. If any Congress Loan Default or Congress Loan Incipient Default shall have occurred and be continuing.

          8.1.5          Default Under Other Debt. If any default shall occur in respect of any issue of Debt of any Borrower or any Guarantor (other than Borrower's Obligations, Guarantors' Obligations and the Congress Loan) outstanding in a principal amount of at least $3,000,000, or in respect of any agreement or instrument relating to any such issue of Debt, and such default shall continue beyond the grace period, if any, applicable thereto.

          8.1.6          Bankruptcy.

          (a)          If any Obligor shall (i) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (ii)

make an assignment for the benefit of creditors, (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for it or for any substantial part of its Property, or (iv) be adjudicated insolvent.

          (b)          If any Governmental Body of competent jurisdiction shall enter an order appointing, without consent of the applicable Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of such Obligor's Property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or if any petition for any such relief shall be filed against any such Obligor and such petition shall not be dismissed or stayed within 60 days.

          8.1.7          Judgments. If there shall be entered against the Borrower or any Guarantor one or more judgments, awards or decrees, or orders of attachment, garnishment or any other writ, which would reasonably be expected to have a Material Adverse Effect, excluding judgments, awards, decrees, orders or writs (i) for which there is full insurance (subject to deductibles approved by Agent) and to the extent that the insurer has assumed responsibility in writing, (ii) for which there is full indemnification (upon terms and by creditworthy indemnitors which are satisfactory to Agent) or (iii) which have been in force for less than the applicable period for filing an appeal so long as execution has not been levied thereunder or in respect of which the applicable Borrower or Guarantor shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution or appropriate appeal bond shall have been obtained pending such appeal or review.

          8.1.8          Impairment of Licenses; Other Agreements. If (i) any Governmental Body shall revoke, terminate, suspend or adversely and modify any License of any Obligor, the continuation of which is material to the continuation of the business of the Obligors taken as a whole or (ii) there shall exist any violation or default in the performance of, or a failure to comply with any agreement, or condition or term of any License, which violation, default or failure would reasonably be expected to have a Material Adverse Effect, or (iii) any agreement which is necessary to the operation of such business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to the Agent within 30 days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect.

          8.1.9          Collateral. If, over the entire term of the Loans, any portion of the Collateral which has an aggregate value in excess of $2,500,000, shall be seized or taken by a Governmental Body or Person.

          8.1.10          Plans. If an event or condition specified in subsection 6.5.3 (excluding any potential withdrawal liability to multiemployer plans related to stores which were closed or sold prior to the date of this Loan Agreement as disclosed in Section 5.17 of this Loan Agreement) shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or Guarantor or any ERISA Affiliate shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or either of them) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

          8.1.11          Change in Control of Guarantors. If at any time Borrower shall cease to own and control at least 51% of the Guarantor Equity Interests of any Guarantor other than United Wholesale Grocery Company, a Michigan corporation.

          8.1.12          Guaranty. If (i) the Guaranty shall cease to be in full force and effect, (ii) any Guarantor (or any Person by, through or on behalf of Guarantor) shall deny or disaffirm such Guarantor's obligations thereunder or (iii) any Guarantor shall fail to make any payment thereunder when due or fail to perform any other covenant or other obligation when required to be performed thereunder.

          8.1.13          Congress Excess Availability Amount. If at any time the amount of Excess Availability (as defined in the Congress Loan Agreement as the same is in effect as of the date of this Loan Agreement) under the Congress Loan Agreement is less than $10,000,000, provided, however, for purposes of this Section 8.1.13, Excess Availability shall be calculated without regard to the amounts that would be added pursuant to clause (c) of the definition of Excess Availability in the Congress Loan Agreement (as the same is in effect as of the date of this Loan Agreement).

          8.1.14          Change in Control of Borrower. If during the period after the Closing Date there shall be, in the aggregate, changes in the ownership or control of the outstanding stock or other equity interests of Borrower in excess of 49% of the outstanding stock or other equity interests of Borrower.

          8.1.15          Certain Prohibited Sales. If any Obligor shall either do any of the following, or enter into any contract, agreement or other instrument to do any of the following: (i) sell, convey, transfer, deed or otherwise alienate or cause the disposition of any Mortgaged Property other than in connection with a Permitted Mortgaged Property Sale or (ii) sell, convey, transfer, deed or otherwise alienate or cause the disposition of the Headquarters Facility.

          8.2          Acceleration of Borrower's Obligations. Upon the occurrence of:

          (a)          any Event of Default described in clauses (ii), (iii), (iv) and (v) of subsection 8.1.6(a) or in 8.1.6(b), the Commitments shall automatically terminate and all of Borrower's Obligations at that time outstanding automatically shall mature and become due, and

          (b)          any other Event of Default, Agent, at any time, at its option, without further notice or demand, may declare all of Borrower's Obligations due and payable, whereupon all Commitments shall immediately terminate and Borrower's Obligations immediately shall mature and become due and payable, all without presentment, demand, protest or notice (other than notice of the declaration referred to in clause (b) above), all of which hereby are waived.

          8.3          Rescission of Acceleration. After acceleration of the maturity of Borrower's Obligations, if all interest, principal and other amounts which are then due (other than by reason of acceleration) are paid and all Events of Default then existing are waived in accordance with Section 13.6, Agent may elect in its sole discretion to rescind the acceleration.

          8.4          Remedies on Default. If Borrower's Obligations have been accelerated pursuant to Section 8.2, Agent may:

          8.4.1          Enforcement of Security Interests. Enforce its or Lenders' rights and remedies under the Loan Instruments in accordance with their respective terms.

          8.4.2          Other Remedies. Enforce any of the rights or remedies accorded to Lenders and/or Agent at equity or law, by virtue of statute or otherwise.

          8.4.3          Remedies under Congress Loan Agreement. Enforce, seek and pursue any of the rights or remedies granted or made available to Congress Agent pursuant to Section 10.2 of the Congress Loan Agreement (as it is in effect on the date of this Loan Agreement), with all such rights and remedies being deemed granted and made available to Agent hereunder.

Without limiting the generality of the foregoing and without derogating from any right, remedy or other provision contained in this Loan Agreement or any other Loan Instrument, at any time from and after 30 days after the occurrence of an Event of Default and the acceleration of Borrower's Obligations, Lenders and/or Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or Lenders to enforce the rights accorded to them hereunder and thereunder in order to manage, protect and preserve the Collateral, or to sell or dispose of the Collateral, and to collect all revenues and profits thereof and apply the same as set forth in Section 8.5. To the extent not prohibited by applicable law, Borrower hereby irrevocably consents to and waives (and shall cause each Guarantor to so irrevocably consent to and waive) any right to object to or otherwise contest to the appointment of a receiver as provided above. Borrower (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Agent and Lenders in connection with the enforcement of their rights and remedies hereunder and under the other Loan Instruments and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to make the Loans to Borrower and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments in connection with the foregoing, and to cooperate fully with Agent and Lenders in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

          8.5          Application of Funds. Any funds received by Lenders or Agent pursuant to the exercise of any rights accorded to Lenders and/or Agent pursuant to, or by the operation of any of the terms of, any of the Loan Instruments, including, without limitation, Casualty Proceeds, other insurance proceeds, Condemnation Proceeds or proceeds from the sale of Collateral, shall be applied to Borrower' Obligations in the following order of priority:

          8.5.1          Expenses. First, to the payment of (i) all fees and expenses actually incurred, including, without limitation, court costs, fees of appraisers, title charges, costs of maintaining and preserving the Collateral, costs of sale, and all other costs incurred by Agent and Lenders, in exercising any rights accorded to such Persons pursuant to the Loan Instruments or by applicable law, including, without limitation, reasonable attorney's fees, and (ii) all Liens superior to the Liens of Agent except such superior Liens subject to which any sale of the Collateral may have been made.

          8.5.2          Borrower's Obligations. Next, to the Lenders in proportion to their respective Ratable Shares of the remaining portion of Borrower's Obligations in such order as Lenders may determine.

          8.5.3          Surplus. Any surplus, to the Person or Persons entitled thereto.

          8.6          Performance of Borrower's Obligations and Guarantors' Obligations. If any Obligor fails to (i) maintain in force and pay for any insurance policy or bond which such Obligor is required to provide pursuant to any of the Loan Instruments, (ii) keep the Collateral free from all Liens except for Permitted Liens, (iii) pay when due all taxes, levies and assessments on or in respect of the Collateral, except as otherwise permitted pursuant to the terms hereof, (iv) make all payments and perform all acts on the part of such Obligor to be paid or performed in the manner required by the terms hereof and by the terms of the other Loan Instruments with respect to any of the Collateral, including, without limitation, all expenses of protecting, storing, warehousing, insuring, handling and maintaining the Collateral, (v) keep fully and perform promptly any other of the obligations of such Obligor hereunder or under any of the other Loan Instruments, and (vi) keep fully and perform promptly the obligations of such Obligor with respect to any issue of Debt secured by a Permitted Lien, then Agent may (but shall not be required to) procure and pay for such insurance policy or bond, place such Collateral in good repair and operating condition, pay, contest or settle such Liens or taxes or any judgments based thereon or otherwise make good any other aforesaid failure of such Obligor. Borrower shall reimburse Agent immediately upon demand for all sums paid or advanced on behalf of the applicable Obligor for any such purpose, together with costs and expenses (including attorney's fees) paid or incurred by Agent in connection therewith and interest on all sums advanced from the date of advancement until repaid to Agent at the Default Rate. All such sums advanced by Agent, with interest thereon, immediately upon advancement thereof, shall be deemed to be part of Borrower's Obligations.

          8.7          Right of Setoff. In addition to and not in limitation of all rights of offset that Kimco, as Agent or in its individual capacity as a Lender, may have under applicable law, upon the occurrence of any Event of Default, and whether or not Kimco has made any demand or Borrower's Obligations have matured, Kimco shall have the right to appropriate and apply to the payment of Borrower's Obligations all deposits and other obligations then or thereafter owing by

Kimco to Borrower. If Kimco exercises such rights any amount received as a result of the exercise of such rights shall be shared by the Lenders in accordance with their Ratable Shares.

ARTICLE IX

THE AGENT

          9.1          Appointment. Each Lender hereby irrevocably appoints and authorizes Kimco to act as Agent for such Lender under this Loan Agreement and to execute and deliver or accept the other Loan Instruments on behalf of such Lender. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Loan Agreement and the other Loan Instruments and any other instruments and agreements referred to herein and therein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms of this Loan Agreement, together with such powers as are reasonably incidental thereto. Kimco agrees to act as the Agent on behalf of the Lenders to the extent provided in this Loan Agreement.

          9.2          Delegation of Duties. The Agent may perform any of its respective duties hereunder by or through agents or employees and shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

          9.3          Nature of Duties; Independent Credit Investigation. Agent shall have no duties or responsibilities except those expressly set forth in this Loan Agreement and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or otherwise exist. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Loan Agreement a fiduciary or trust relationship in respect of any Lender, and nothing in this Loan Agreement express or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Loan Agreement except as expressly set forth herein. Each Lender expressly acknowledges that (i) Agent has not made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of any of the Obligors shall be deemed to constitute any representation or warranty by Agent to any Lender and (ii) it has made and will continue to make, without reliance upon Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Obligors and the condition and value of the Collateral in connection with this Loan Agreement and the making of the Loans.

          9.4          Instructions from Lenders. Agent shall have the right, but, unless otherwise expressly provided herein, not the obligation, to request instructions from the Lenders by notice to each of the Lenders. If Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Loan Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders, and Agent shall not incur liability to any Person by reason of so refraining. No Lender shall have any right of action against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of the Lenders.

          9.5          Exculpatory Provisions. None of Agent or any of its respective directors, officers, employees, agents, attorneys or Affiliates shall (i) be liable to any Lender for any action taken or omitted to be taken by it or them pursuant to any Loan Instruments unless caused by it or its respective directors, officers, employees, agents, attorneys or Affiliates own gross negligence or willful misconduct, (ii) be responsible in any manner to any of Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Loan Agreement or any other Loan Instruments or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Loan Agreement or any other Loan Instruments, or (iii) be under any obligation to any of Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Obligors, the financial condition of the Obligors, or the existence or possible existence of any Event of Default or Incipient Default.

          9.6          Reimbursement and Indemnification by Lenders of Agent. Each Lender agrees to reimburse and indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Instruments or any action taken or omitted by Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct.

          9.7          Reliance by Agent. Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by Agent. Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense (other than a liability or expense relating to gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action.

          9.8          Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Default or Event of Default unless Agent has received written notice from a Lender or Borrower referring to this Loan Agreement, describing such Incipient Default or Event of Default and stating that such notice is a "notice of default."

          9.9          Release of Collateral. Lenders hereby authorize Agent to release any Lien granted to Agent upon any Collateral upon (i) termination of the Commitments and payment and satisfaction of all of Borrower's Obligations or (ii) the request of Borrower if such release is required or permitted pursuant to the terms of any of the Loan Instruments including, without limitation, a Permitted Lease Interest Transaction, a Permitted Mortgaged Property Sale or a Permitted Other Collateral Sale.

          9.10          Lenders in Their Individual Capacities. With respect to the Commitments and the Loans made by it, Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not Agent, and the term "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, Obligors and their Affiliates as though such Lender were not a Lender hereunder.

          9.11          Holders of Notes. Agent may deem and treat any payee of any Note as the owner hereof for all purposes unless and until Agent receives an Assignment and Acceptance with respect thereto. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          9.12          Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, reports, notices, communications or other information received by Agent from Obligors or any other Person under or in connection with any Loan Instruments except (i) as specifically provided in the Loan Instruments or (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

          9.13          Beneficiaries. Except as expressly provided in this Loan Agreement, the provisions of this Article IX are solely for the benefit of Agent and Lenders, and Obligors shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Loan Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Obligors.

          9.14          Direction as to Inter-Creditor Agreement. Without limiting any of the other rights or duties of Agent provided for in this Loan Agreement or in any of the other Loan Instruments, each Lender hereby specifically and irrevocably authorizes and directs Agent to enter into the Inter-Creditor Agreement on behalf of such Lender and acknowledges and agrees that such Lender shall be bound thereby and subject to all of the terms and conditions thereof, that such Lender shall be deemed to make all representations and warranties made by a Revolving Loan Lender (as defined in the Inter-Creditor Agreement) thereunder as to itself and that Agent shall be irrevocably authorized to take such actions as are provided for on behalf of such Lender thereunder.

ARTICLE X

LOAN ASSIGNMENT AND PARTICIPATION

          10.1          Assignment to Other Lenders.

          10.1.1          Assignment. Subject to Section 10.3 hereof, each Lender may assign to one of its affiliates and may, with the written consent of Agent (which may be given or denied in the sole discretion of Agent), assign to one or more other financial institutions or other parties all or any portion of its Commitments and its rights and obligations under this Loan Agreement with respect thereto (a "Loan Assignment"), provided, however, that (i) each Loan Assignment shall be of a constant, and not a varying, percentage of all rights and obligations of such Lender under this Loan Agreement, (ii) the amount of the Commitments of the assigning Lender being assigned pursuant to each such Loan Assignment shall not be less than the lesser of $500,000 or the remaining amount of such Lender's Commitments, (iii) each Loan Assignment shall be in an amount of not less than $3,000,000, and (iv) the parties to each such Loan Assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with any Note or Notes subject to such assignment.

          10.1.2          Effect of Assignment. Upon the execution, delivery, acceptance and recording of an Assignment and Acceptance (i) the Assignee thereunder shall be a party to this Loan Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Loan Agreement.

          10.1.3          Register. Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses, and Commitments of Lenders (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          10.1.4          Substitution of Notes. Simultaneously with the delivery by Agent to Borrower of any Note which is the subject of a Loan Assignment which is marked "canceled," Borrower shall execute and deliver to Agent for delivery to (i) the applicable Assignee, a Note payable to the order of such Assignee in an amount equal to the amount assigned to such Assignee, and (ii) the assigning Lender, a Note payable to the order of such Lender in an amount equal to the amount retained by such Lender, each such Note to be substantially in the form of the canceled Note.

          10.2          Participations. Subject to Section 10.3 hereof, each Lender shall have the right to sell Participations in all or any portion of its rights and obligations under this Loan Agreement. In the event of the sale of a Participation, the obligations of the Lender selling such a Participation shall remain unchanged, such Lender shall remain solely responsible to the other parties to this Loan Agreement for the performance thereof, such Lender shall remain the holder of any Note which previously has been delivered to Lender pursuant to the terms of this Loan Agreement, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Loan Agreement.

          10.3          Conditions. The rights of Lenders to make a Loan Assignment or sell a Participation as contemplated in this Article X shall be subject to the following conditions: (i) unless an Event of Default has occurred and Borrower's Obligations have been, automatically or through an election by Agent, accelerated so as to be immediately matured and due and payable then no Lender shall be permitted to make any Loan Assignment or sell any Participation to any Borrower Competitor and (ii) no such making of a Loan Assignment or sale of a Participation shall be permitted if it would result in either (a) Kimco ceasing to be the Agent or (b) Kimco ceasing to retain a Ratable Share of at least 25%.

ARTICLE XI

CLOSING

          The Closing Date shall be such date as the parties shall determine, and the Closing shall take place on such date, provided all conditions for the Closing as set forth in this Loan Agreement have been satisfied or otherwise waived by Agent. The Closing shall occur at such place as the parties hereto shall agree. Unless the Closing occurs on or before January 31, 2004, this Loan Agreement shall terminate and be of no further force or effect and, except for any obligation of Borrower to Agent and Lenders pursuant to Article XII, none of the parties hereto shall have any further obligation to any other party.

ARTICLE XII

EXPENSES AND INDEMNITY

          12.1          Attorney's Fees and Other Fees and Expenses. Whether or not any of the transactions contemplated by this Loan Agreement shall be consummated, Borrower agrees to pay to Agent on demand all actual and reasonable expenses incurred by Agent in connection with the transactions contemplated hereby and in connection with any amendments, modifications or waivers (whether or not the same become effective) under or in respect of any of the Loan Instruments, including, without limitation:

          12.1.1          Fees and Expenses for Preparation of Loan Instruments. All expenses and disbursements (including, without limitation, charges for travel costs, fees and expenses of consultants, required mortgagee's title insurance, lien searches, appraisal fees, recording charges, property condition reports and environmental audit fees) and reasonable attorney's fees and expenses actually incurred by Agent in connection with the

(i) preparation, review and negotiation of the Loan Instruments or any amendments, modifications or waivers thereto or any documents delivered pursuant thereto and (ii) administration of the Loans, including, without limitation, any such expenses and disbursements relating to any request by the Obligors for any consent or approval from Agent or for the making by Agent of an Advance.

          12.1.2          Fees and Expenses in Enforcement of Rights or Defense of Loan Instruments. Any expenses or other costs, including reasonable attorney's fees and expert witness fees, actually incurred by Agent in connection with the enforcement or collection against any Obligor of any provision of any of the Loan Instruments, and in connection with or arising out of any litigation, investigation or proceeding instituted by any Governmental Body or any other Person with respect to any of the Loan Instruments, whether or not suit is instituted, including, but not limited to, such costs or expenses arising from the enforcement or collection against any Obligor of any provision of any of the Loan Instruments in workout or restructuring or in any state or federal bankruptcy or reorganization proceeding.

          12.1.3          Acknowledgement of Deposit. Agent acknowledges receipt of a $200,000 deposit from Borrower that shall be applied to the expenses incurred by Agent and for which Borrower is responsible pursuant to this Section 12.1.

          12.2          Indemnity. Borrower agree to indemnify and save Agent and Lenders harmless of and from the following:

          12.2.1          Brokerage and Consultant Fees. The fees, if any, of brokers, finders and consultants engaged by Borrower or any other Obligor.

          12.2.2          General. Any loss, cost, liability, damage or expense (including reasonable attorney's fees and expenses) incurred by Agent and Lenders in investigating, preparing for, defending against, providing evidence, producing documents or taking other action in respect of any commenced or threatened litigation, administrative proceeding, suit instituted by any Person or investigation under any law, including any federal securities law, the Bankruptcy Code, any relevant state corporate statute or any other securities law, bankruptcy law or law affecting creditors generally of any jurisdiction, or any regulation pertaining to any of the foregoing, or at common law or otherwise, relating, directly or indirectly, to the transactions contemplated by or referred to in, or any other matter related to, the Loan Instruments, whether or not Agent or any Lender is a party to such litigation, proceeding or suit, or is subject to such investigation.

          12.2.3          Operation of Collateral; Joint Venturers. Any loss, cost, liability, damage or expense (including reasonable attorney's fees and expenses) incurred in connection with the ownership, operation or maintenance of the Collateral, the construction of Agent or any Lender and Borrower as having the relationship of joint venturers or partners or the determination that Agent or any Lender has acted as agent for any Borrower.

          12.2.4          Environmental Indemnity. Any and all claims, losses, damages, response costs, clean-up costs and expenses suffered and/or incurred at any time by Agent and any Lender arising out of or in any way relating to the existence at any time of any Hazardous Materials in, on, under, at, transported to or from, or used in the construction and/or renovation of, any of the Owned Real Properties or Leased Properties, or otherwise with respect to any Environmental Law, and/or the failure of any Obligor to perform its obligations and covenants hereunder or under any of the other Loan Instruments with respect to environmental matters, including, but not limited to: (i) claims of any Persons for damages, penalties, response costs, clean-up costs, injunctive or other relief, (ii) costs of removal and restoration, including fees of attorneys and experts, and costs of reporting the existence of Hazardous Materials to any Governmental Body, and (iii) any expenses or obligations, including reasonable attorney's fees and expert witness fees, incurred at, before and after any trial or other proceeding before any Governmental Body or appeal therefrom whether or not taxable as costs, including, without limitation, witness fees, deposition costs, copying and telephone charges and other expenses, all of which shall be paid by Borrower to Agent or such Lender, when incurred by Agent or such Lender.

          12.3          Additional Appraisals. Agent shall have the right to obtain, from time to time, such appraisals of the value of any Mortgaged Property or any Lease Interest as Agent shall deem appropriate and Borrower shall cooperate, and cause the Guarantors to cooperate, in connection with the preparation and obtaining of any such appraisals. Borrower agrees to pay to Agent the reasonable costs and expenses related to the obtaining of any such appraisals provided, however, that, unless and Event of Default has occurred and is continuing, Borrower shall not be required to pay such costs and expenses for an appraisal with respect to any particular Mortgaged Property or Leased Interest more frequently than once in any year.

ARTICLE XIII

MISCELLANEOUS

          13.1          Notices. All notices and communications under this Loan Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or by overnight express carrier, addressed in each case as follows:

To Borrower:	Spartan Stores, Inc. 850 76th St. SW P.O. Box 8700 Grand Rapids, Michigan 49518-8700 Attention: Mr. David Staples Telecopy No.: 616-878-2775

Copy to:	Seyfarth Shaw LLP 55 E. Monroe Street Suite 4200

Chicago, Illinois 60603 Attention: Theodore E. Cornell III Telecopy No.: 312-269-8869

To Agent:	Kimco Capital Spartan, LLC 3333 New Hyde Park Road New Hyde Park, New York 11042 Attention: Mr. Joseph Stevens Telecopy No.: (312) 322-3530

Copy to:	Greenberg Traurig, P.C. 77 West Wacker Drive; Suite 2500 Chicago, Illinois 60601 Attention: Corey E. Light, Esq. Telecopy No.: (312) 456-8435

To Any Other Lender:	Its address indicated on the signature page hereto, an Assignment and Acceptance or a notice to the other parties hereto.

or to any other address or telecopy number, as to any of the parties hereto, as such party shall designate in a written notice to the other parties hereto. All notices sent pursuant to the terms of this Section 13.1 shall be deemed received (i) if personally delivered, then on the Business Day of delivery, (ii) if sent by telecopy before 5:00 p.m. prevailing Eastern time, on the day sent if a Business Day or if such day is not a Business Day or if sent after 5:00 p.m. prevailing Eastern time, then on the next Business Day, (iii) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, or (iv) if sent by registered or certified mail, on the earlier of the fifth Business Day following the day sent or when actually received. Any notice by telecopy shall be followed by delivery on the next Business Day by overnight, express carrier or by hand.

          13.2          Survival of Loan Agreement; Indemnities. All covenants, agreements, representations and warranties made in this Loan Agreement and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loans and the execution and delivery to Lenders of the Notes and of all other Loan Instruments, and shall continue in full force and effect so long as any of Borrower's Obligations remain outstanding, unperformed or unpaid. Notwithstanding the repayment of all amounts due under the Loan Instruments, the cancellation of the Notes and the release and/or cancellation of any and all of the Loan Instruments or the foreclosure of any Liens on the Collateral, the obligations of Borrower to indemnify Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions which may be brought against Agent or any Lender have run.

          13.3          Further Assurance. From time to time, Borrower shall, and shall cause Guarantors to, execute and deliver to Agent and Lenders such additional documents as Agent or such Lenders reasonably may require to carry out the purposes of the Loan Instruments and to protect the rights of the Agent and Lenders thereunder, including, without limitation, using their best efforts in the event any Collateral is to be sold to secure the approval by any Governmental Body of any application required by such Governmental Body in connection with such sale, and not take any action inconsistent with such sale or the purposes of the Loan Instruments.

          13.4          Taxes and Fees. Should any tax (other than taxes based upon the net income of any Lender), recording or filing fees become payable in respect of any of the Loan Instruments, or any amendment, modification or supplement thereof, Borrower agrees to pay the same on demand, together with any interest or penalties thereon attributable to any delay by Borrower in meeting any Agent's or Lender's demand, and agree to hold Agent and Lenders harmless with respect thereto.

          13.5          Severability. In the event that any provision of this Loan Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or any other Governmental Body, as applicable, the validity, legality and enforceability of the remaining terms and provisions of this Loan Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Loan Agreement.

          13.6          Waivers and Amendments. No delay on the part of Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power or privilege. No modification or waiver of any provision of any of the Loan Instruments shall be effective unless in writing and signed by Agent, except that the written consent of all Lenders is required to (i) increase the Commitments; (ii) reduce the principal of or interest on any Note or any Loan Fee; (iii) postpone any date fixed for any payment of principal on or interest on any Note or any fee due hereunder for a period in excess of sixty (60) days; (iv) amend or waive this Section 13.6 or Section 13.8; (v) release any liens upon the Collateral, except as otherwise expressly provided in this Loan Agreement or (vi) release any Guarantor from its obligations under the Guaranty. Such consent must be given or refused within ten (10) days after receipt of a written request therefor from Agent.

          13.7          Captions. The headings in this Loan Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

          13.8          Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, subject to the limitations set forth in Article X. Borrower may not assign any of its rights or obligations hereunder without the consent of all Lenders.

          13.9          Remedies Cumulative. All rights and remedies of Agent and Lenders pursuant to this Loan Agreement, any other Loan Instruments or otherwise, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Neither Agent nor any Lender shall be required to prosecute collection, enforcement or other remedies against any Obligor before proceeding against any other Obligor or to enforce or resort to any security, liens, collateral or other rights of Agent or Lenders. One or more successive actions may be brought against Obligors, either in the same action or in separate actions, as often as Lenders deem advisable, until all of Borrower's Obligations are paid and performed in full.

          13.10          Entire Agreement; Conflict. This Loan Agreement and the other Loan Instruments executed prior or pursuant hereto constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby or thereby and supersede any prior agreements, whether written or oral, relating to the subject matter hereof, including, without limitation, that certain commitment letter dated November 14, 2003 between an affiliate of Agent and Borrower. In the event of a conflict between the terms and conditions set forth herein and the terms and conditions set forth in any other Loan Instrument, the terms and conditions set forth herein shall govern.

          13.11          Applicable Law. The Loan Instruments shall be construed in accordance with and governed by the laws and decisions of the State of New York. For purposes of this Section 13.11, the Loan Instruments shall be deemed to be performed and made in the State of New York.

          13.12          Jurisdiction and Venue. The parties hereby agree that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of the Loan Instruments shall be litigated in either a court of the State of New York situated in Nassau County, New York or in the United States District Court for the Southern District of New York. Borrower hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by Agent or any Lender in any of such courts. Borrower waives any claim that Nassau County, New York or the Southern District of New York is an inconvenient forum or an improper forum based on lack of venue.

          13.13          Waiver of Right to Jury Trial. Agent, Lenders and Borrower acknowledge and agree that any controversy which may arise under any of the Loan Instruments or with respect to the transactions contemplated thereby would be based upon difficult and complex issues and, therefore, the parties agree that any lawsuit arising out of any such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

          13.14          Time of Essence. Time is of the essence for the performance by Borrower of the obligations set forth in this Loan Agreement and the other Loan Instruments.

          13.15          Estoppel Certificate. Within 15 days after request by one of the parties hereto, the other party hereto will execute and deliver to the requesting party a statement certifying (i) that this Loan Agreement is in full force and effect and has not been modified except as described in such statement, (ii) the date to which interest on the Notes has been paid, (iii) the Principal Balance, (iv) whether or not to its knowledge an Event of Default has occurred and is continuing, and, if so, specifying in reasonable detail each such Event of Default of which it has knowledge, (v) if Borrower is providing such certficate, whether to its knowledge it has any defense, setoff or counterclaim to the payment of any of the Notes in accordance with their terms, and, if so, specifying each defense, setoff or counterclaim of which it has knowledge in reasonable detail (including where applicable the amount thereof), and (vi) as to any other matter reasonably requested by the requesting party.

          13.16          Consequential Damages. Neither Agent nor any Lender nor any agent or attorney of Agent or such Lender shall be liable to Borrower or any other Obligor for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Borrower's Obligations.

          13.17          Counterparts; Facsimile Signatures. This Loan Agreement may be executed by the parties hereto in several counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Facsimile signature pages of this Loan Agreement shall be valid and binding as original signatures and shall be considered an agreement of the respective parties to fully execute and deliver originally signed copies of this Loan Agreement.

          13.18          No Fiduciary Relationship. No provision in this Loan Agreement or in any other Loan Instrument, and no course of dealing among the parties hereto, shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

          13.19          Confidentiality. Except as provided for in the Loan Instruments and except as necessary to enable Agent or any Lender to realize upon Borrower's Obligations and except as necessary in connection with the administration or enforcement of Agent's and Lenders' rights under the Loan Instruments, neither Agent nor any Lender shall disclose any information relative to the business of Borrower designated by Borrower as confidential to any Person without the prior written consent of such Borrower, except that Agent and Lenders may disclose any such information (i) in connection with any proposed Loan Assignment or Participation as long as Agent and Lenders require each of the Persons to whom such information is disclosed to keep it confidential in accordance with a customary and commercially reasonable confidentiality agreement, (ii) which otherwise is in the public domain, (iii) to the extent required by applicable law or any rule, regulation, decree, order or injunction of any Governmental Body or (iv) which is obtained by Agent or any Lender from a third party not known to Agent or any Lender to be under an obligation of confidentiality to Borrower.

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          IN WITNESS WHEREOF, this Loan Agreement has been executed and delivered by each of the parties hereto by a duly authorized officer of each such party on the date first set forth above.

SPARTAN STORES, INC., a Michigan corporation

By:	/s/ David M. Staples
Name:	David M. Staples
Title:	Chief Financial Officer

KIMCO CAPITAL SPARTAN, LLC, a Delaware limited liability company, individually and as Agent

By:	/s/ Raymond Edwards
Name:	Raymond Edwards
Title:	Vice President

December 23, 2003

Kimco Capital Spartan, LLC
3333 New Hyde Park Road
New Hyde Park, New York 11042

Gentlemen:

          This is to confirm our agreement concerning the Loan Agreement dated December 23, 2003 (the "Loan Agreement") between Kimco Capital Spartan, LLC, as Agent and Lender ("Agent") and Spartan Stores, Inc. ("Borrower"). Capital terms used but not defined herein shall have the meanings given them in the Loan Agreement.

          The Loan Agreement provides for a Term Loan of $15,000,000 and a Revolving Loan of up to $5,000,000. Notwithstanding the terms of the Loan Agreement, however, Agent and Borrower have agreed to amend and restate the Loan Agreement to eliminate the Revolving Loan. Accordingly, the Revolving Loan is hereby terminated, is null, void and of no force or effect. Borrower has not and is not entitled to borrow any amount of the Revolving Loan, and neither Agent nor any Lender shall have any obligation with respect to the Revolving Loan. Agent and Borrower agree to amend and restate the Loan Agreement promptly after the date hereof, effective as of this date, to remove the Revolving Loan and all provisions related thereto from the Loan Agreement. Agent and Borrower hereby also agree, promptly after the date hereof, to make (and in the case of Borrower to cause Guarantors to make) such amendments to the Loan Instruments as may be necessary in order to conform them to the amendments to be made to the Loan Agreement in accordance herewith.

          If you agree that this accurately sets forth our agreement on this matter, please so indicate by signing and returning to us a copy of this letter agreement. Upon the execution and delivery of this letter agreement, this letter agreement shall be deemed a binding agreement between Agent and Borrower.

          This letter agreement may be executed in counterparts. Facsimile signatures of this letter agreement shall be binding as original signatures.

Sincerely,

Spartan Stores, Inc.

By:	/s/ David M. Staples

Title:	Chief Financial Officer

Accepted and Agreed:

Kimco Capital Spartan, LLC

By:	/s/ Raymond Edwards

Title:	Vice President

cc:	Congress Financial Corporation